Exhibit 2.2

EXECUTION VERSION

SEPARATION AND DISTRIBUTION AGREEMENT

by and between

PFIZER INC.

and

UPJOHN INC.

Dated as of July 29, 2019

-i-

-ii-

SCHEDULES

Schedule 1.01(a)	Internal Reorganization Plan
Schedule 1.01(b)	Retained Names
Schedule 1.01(c)	Transitional Names

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Schedule 1.01(d)	Spinco Balance Sheet
Schedule 1.01(e)	Other Spinco Contracts
Schedule 1.01(f)	Patents and Trademarks
Schedule 1.01(g)	Spinco Products
Schedule 1.01(h)	Spinco Owned Real Properties
Schedule 1.01(i)	Spinco Leases
Schedule 1.01(j)	Co-Located Pluto Facilities
Schedule 1.01(k)	Co-Located Spinco Facilities
Schedule 1.01(l)	Spinco Indebtedness
Schedule 2.02(a)(i)	Transferred Entities
Schedule 2.02(a)(xii)	Other Spinco Assets
Schedule 2.02(b)(i)	Equity Interests
Schedule 2.02(b)(vi)	Other Pluto Assets
Schedule 2.03(a)(ix)	Other Spinco Liabilities
Schedule 2.03(b)(ix)	Other Pluto Liabilities
Schedule 2.03(b)(x)(A)	Certain Retained Matters
Schedule 2.05(b)	Excluded Terminated Agreements
Schedule 2.05(b)(ii)	Excluded Terminated Accounts
Schedule 2.16(a)(i)	Accounting Principles
Schedule 5.01(c)	Specified Pluto Products
Schedule 10.12	Expenses

EXHIBITS

Exhibit A	Form of Amended and Restated Certificate of Incorporation of Spinco
Exhibit B	Form of Amended and Restated By-laws of Spinco
Exhibit C	Form of Transition Services Agreement
Exhibit D	Form of Tax Matters Agreement
Exhibit E	Form of Employee Matters Agreement
Exhibit F	Form of Manufacturing and Supply Agreement
Exhibit G	IP Matters Term Sheet
Exhibit H	Specified Term Sheet
Exhibit I	Trademark License Term Sheet

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SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT, dated as of July 29, 2019, is by and between Pfizer Inc., a Delaware corporation (“Pluto”), and Upjohn Inc., a Delaware corporation (“Spinco”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I hereof.

R E C I T A L S

WHEREAS, Pluto, acting through itself and its direct and indirect Subsidiaries, currently conducts the Pluto Business and the Spinco Business;

WHEREAS, the Board of Directors of Pluto (the “Pluto Board”) has determined that it is in the best interests of Pluto and its stockholders to separate the Spinco Business from the Pluto Business so that, as of the Distribution Date, the Spinco Business is held by members of the Spinco Group and the Pluto Business is held by members of the Pluto Group (the “Separation”);

WHEREAS, to effect the Separation, Pluto shall, and cause members of the Pluto Group to, contribute, convey, transfer, assign and deliver to Spinco and members of the Spinco Group, and Spinco and members of the Spinco Group shall accept and assume from Pluto and members of the Pluto Group, all of the right, title and interest of Pluto and the members of the Pluto Group in, to and under certain assets and liabilities relating to the Spinco Business, in each case on the terms and subject to the conditions of this Agreement (the “Contribution”);

WHEREAS, in connection with the Separation and as partial consideration for the Contribution, Spinco will make the Spinco Cash Distribution;

WHEREAS, after the Separation, Pluto will distribute to the holders of the outstanding shares of common stock, par value $0.05 per share, of Pluto (the “Pluto Common Stock”) all of the issued and outstanding shares of the common stock, par value $0.01 per share, of Spinco (the “Spinco Common Stock”) (a) by means of a pro rata distribution (the “One-Step Spin-Off”) or (b) by way of an offer to exchange shares of Spinco Common Stock for outstanding shares of Pluto Common Stock (the “Exchange Offer”) (followed by a Clean-Up Spin-Off) (in each case, the “Distribution”);

WHEREAS, immediately following the Distribution and pursuant to the Business Combination Agreement, dated as of the date hereof (the “Business Combination Agreement”), by and among Pluto, Spinco, Utah Acquisition Sub Inc., a Delaware corporation and an indirect wholly owned subsidiary of Spinco (“Spinco Sub”), Mylan N.V., a public company with limited liability incorporated under the laws of the Netherlands (“Utah”), Mylan I B.V., a company incorporated under the laws of the Netherlands and a direct wholly owned subsidiary of Utah (“Utah Newco”), and Mylan II B.V., a company incorporated under the laws of the Netherlands and a direct wholly owned subsidiary of Utah Newco (“Utah Newco Sub”), Spinco and Utah shall engage in a strategic business combination (the “Combination”), in each case upon the terms and subject to the conditions set forth in the Business Combination Agreement;

WHEREAS, the Board of Directors of Pluto and the Board of Directors of Spinco have approved the Separation, the Contribution, the Distribution and the Combination;

WHEREAS, for U.S. federal income Tax purposes, it is intended that (a) the Contribution, the Spinco Cash Distribution, the Pluto Cash Distribution and the Distribution, taken together, qualify as a “reorganization” under Section 368(a)(1)(D) of the Code; (b) the Distribution qualifies as a Distribution of Spinco Common Stock to Pluto’s shareholders pursuant to Section 355 of the Code; and (c) the Pluto Cash Distribution qualifies as money distributed to Pluto creditors or shareholders in connection with the reorganization described in clause (a) above for purposes of Section 361(b) of the Code;

WHEREAS, this Agreement is intended to be a “plan of reorganization” within the meaning of Treas. Reg. Section 1.368-2(g); and

WHEREAS, this Agreement sets forth the principal corporate transactions to effect the Contribution, the Separation, the Distribution and the other transactions contemplated by this Agreement (collectively, the “Transactions”), as well as the relationship of Pluto, Spinco and their respective Subsidiaries following the Contribution, the Separation and the Distribution.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01.    Certain Definitions.

For the purpose of this Agreement the following terms shall have the following meanings:

“Accounting Principles” means the judgments, accounting methodologies (including with respect to accruals and reserves), policies, principles, practices, procedures and conventions expressly set forth on Schedule 2.16(a)(i) and, solely to the extent not expressly set forth on Schedule 2.16(a)(i), the judgments, accounting methodologies (including with respect to accruals and reserves), policies, principles, practices, procedures and conventions used in the preparation of the Spinco Balance Sheet.

“Action” means any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Additional Transfer Documents” means the Local Separation Agreements and any other agreement between any member of the Pluto Group and any member of Spinco Group to facilitate the transfer of Spinco Assets or Spinco Liabilities, including pursuant to the Internal Reorganization Plan (including interim business agreements, delayed marked distribution agreements, delayed market management agreements or any other agreement or instrument contemplated by Section 2.06) and including any such agreements entered into prior to the date hereof to effect the Separation.

“Affiliate” means, when used with respect to a specified Person, a Person that controls, is controlled by, or is under common control with such specified Person. As used herein, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. It is expressly agreed that, from and after the Distribution Time, solely for purposes of this Agreement, the Ancillary Agreements and the Business Combination Agreement, (a) each member of the Spinco Group shall be deemed not to be an Affiliate of any member of the Pluto Group and (b) each member of the Pluto Group shall be deemed not to be an Affiliate of any member of the Spinco Group.

“Agreement” means this Separation and Distribution Agreement, including all of the schedules and exhibits hereto.

“Ancillary Agreements” means the Transition Services Agreements, the Tax Matters Agreement, the Employee Matters Agreement, the Manufacturing and Supply Agreements, the IP Matters Agreement, the Trademark License Agreement and the Specified Purchase Agreement (if executed).

“Assets” means, with respect to any Person, assets, properties, claims and rights (including goodwill), wherever located (including in the possession of vendors or other Third Parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including the following:

(a)    all accounting and other books, records, ledgers and files and all personnel records, in each case, whether printed, electronic, contained on storage media or written, or in any other form;

(b)    all apparati, computers, network and telecommunications equipment, Internet-related information technology infrastructure and other electronic data processing and communication equipment, telephone and facsimile numbers, fixtures, machinery, furniture, office equipment, automobiles, motor vehicles and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property, including all other equipment;

(c)    all inventories of materials, parts, active pharmaceutical ingredients, biological materials, including master and working seeds, challenge materials, cell lines and reagents, analytical and research materials, raw materials, components, supplies, work-in-process and finished goods and products;

(d)    all interests in and rights to real property of whatever nature, including land, buildings, structures, improvements and fixtures, and all easements, rights-of-way and other rights and interests appurtenant thereto, whether as owner, mortgagee, lessor, sublessor, lessee, sublessee or otherwise;

(e)    all interests in any capital stock or other equity interests of any other Person, all bonds, notes, debentures or other securities issued by any other Person, all loans, advances or other extensions of credit or capital contributions to any other Person and all other investments in securities of any other Person;

(f)    all license agreements, leases of personal property, open purchase orders for active pharmaceutical ingredients, raw materials, supplies, parts or services and unfilled orders for the manufacture and sale of products;

(g)    all deposits, letters of credit, banker’s acceptances and performance and surety bonds;

(h)    all Intellectual Property;

(i)    all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product data, Marketing Materials, quality records and reports, and other books, records, studies, surveys, reports, plans and documents;

(j)    all prepaid expenses, trade accounts and other accounts and notes receivable;

(k)    all Contracts and rights thereunder, all claims or rights against any Person arising from the ownership or use of any Asset, all rights in connection with any bids or offers and all claims, choses in action and similar rights, whether accrued or contingent;

(l)    all rights under insurance policies and all rights in the nature of insurance, indemnification, recovery or contribution;

(m)    all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities (“Permits”);

(n)    all cash or cash equivalents, certificates of deposit, banker’s acceptances and other investment securities of any form or maturity and all bank accounts, lock boxes and other deposit arrangements and all brokerage accounts; and

(o)    all interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions are authorized or obligated by Law to be closed in New York, New York and Amsterdam, The Netherlands.

“Clean-Up Spin-Off” has the meaning set forth in Section 3.03(c).

“Closing” has the meaning set forth in the Business Combination Agreement.

“Closing Date” has the meaning set forth in the Business Combination Agreement.

“Closing Statement” has the meaning set forth in Section 2.16(b)(i).

“Closing Working Capital” has the meaning set forth in Section 2.16(a)(i).

“Closing Working Capital Target” means $810,000,000.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Co-Located Pluto Facilities” means the real property set forth on Schedule 1.01(j).

“Co-Located Spinco Facilities” means the real property set forth on Schedule 1.01(k).

“Combination” has the meaning set forth in the recitals.

“Combination Registration Statement” has the meaning set forth in the Business Combination Agreement.

“Competition Laws” has the meaning set forth in the Business Combination Agreement.

“Competition Law Liabilities” means all Liabilities relating to, arising out of or resulting from any Competition Law.

“Consents” means any consent, waiver or approval from, authorization of or notification requirement to, any Person.

“Contract” means any contract, agreement, lease, license, sales order, purchase order, indenture, note or other binding instrument (whether written or oral and whether express or implied).

“Contribution” has the meaning set forth in the recitals.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”

“Custodial Party” has the meaning set forth in Section 6.04(a).

“Delayed Asset” has the meaning set forth in Section 2.04(a).

“Delayed Liability” has the meaning set forth in Section 2.04(a).

“Disclosure Documents” means, with respect to any Party, any form, statement, schedule or other materials filed with or furnished to the NYSE, Nasdaq, the SEC or any other Governmental Authority by or on behalf of any Party or any of its controlled Affiliates, and any information statement, prospectus, offering memorandum, offering circular or similar disclosure document and any schedule thereto or document incorporated therein by reference, whether or not filed with or furnished to any Governmental Authority.

“Dispute” has the meaning set forth in Section 7.01.

“Disputed Items” has the meaning set forth in Section 2.16(c)(ii).

“Distribution” has the meaning set forth in the recitals hereto.

“Distribution Agent” means Computershare Trust Company, N.A., or another Person as agreed by Pluto and Utah.

“Distribution Date” means, if the Distribution is effected, the date on which Pluto no longer holds shares of Spinco Common Stock as a consequence of the Distribution.

“Distribution Registration Statement” has the meaning set forth in the Business Combination Agreement.

“Distribution Time” means the time at which the Distribution occurs on the Distribution Date, which shall be deemed to be 12:01 a.m., New York City time.

“Employee Matters Agreement” means the Employee Matters Agreement, in the form attached as Exhibit E hereto or as otherwise agreed by Pluto and Utah, entered into or to be entered into by and between Pluto and Spinco on or prior to the Distribution Date.

“Environmental Law” means any Law relating to (a) human or occupational health and safety; (b) pollution or protection of the environment (including ambient air, indoor air, water vapor, surface water, groundwater, wetlands, drinking water supply, land surface or subsurface strata, biota and other natural resources); or (c) exposure to, or use, generation, manufacture, processing, management, treatment, recycling, storage, disposal, emission, discharge, transport, distribution, labeling, presence, possession, handling, Release or threatened Release of, any hazardous or toxic material, substance or waste and any Law relating to recordkeeping, notification, disclosure, registration and reporting requirements respecting hazardous or toxic materials, substances or wastes.

“Environmental Liabilities” means all Liabilities (including all removal, remediation, cleanup or monitoring costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any product take back requirements or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith) relating to, arising out of or resulting from any (a) actual or alleged (i) compliance or noncompliance with any Environmental Law, (ii) generation, use, storage, manufacture, processing, recycling, labeling, handling, possession, management, treatment, transportation, distribution, emission, discharge or disposal of any Hazardous Material, or (iii) presence, Release or threatened Release of, or exposure to, any Hazardous Material or (b) contract, agreement, or other consensual arrangement pursuant to which Liability is assumed or imposed with respect to any of the foregoing.

“Escalation Notice” has the meaning set forth in Section 7.02(a).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Exchange Offer” has the meaning set forth in the recitals hereto.

“Excluded Environmental Liabilities” means (a) all Environmental Liabilities of any member of the Pluto Group or the Spinco Group to the extent arising from (i) any real property, business operation or entity that, as of the Distribution Time, was formerly owned, operated or leased in connection with the Spinco Business or the Spinco Assets or (ii) the Pluto Business, the Pluto Real Properties or the Pluto Assets (other than, in the case of this clause (ii), any such Environmental Liabilities associated with conditions or occurrences at, in, on or under any Spinco Real Property) and (b) Pluto Co-Location Environmental Liabilities.

“Final Spinco Cash Balance” has the meaning set forth in Section 2.16(d).

“Final Working Capital Adjustment Amount” has the meaning set forth in Section 2.16(d).

“Financing” has the meaning set forth in the Business Combination Agreement.

“Financing Agreement” has the meaning set forth in the Business Combination Agreement.

“Financing Obligations” has the meaning set forth in the Business Combination Agreement.

“FINRA” means the Financial Industry Regulatory Authority.

“Former Pluto Employee” has the meaning set forth in the Employee Matters Agreement.

“Former Spinco Employee” has the meaning set forth in the Employee Matters Agreement.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Approvals” means any notices, reports or other filings to be made, or any consents, registrations, approvals, licenses, permits or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” means any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, taxing, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof.

“Group” means either the Pluto Group or the Spinco Group, as the context requires.

“Guarantee” has the meaning set forth in Section 2.11(a).

“Hazardous Material” means (a) any petroleum or petroleum products, radioactive materials, toxic mold, radon, asbestos or asbestos-containing materials in any form, lead-based paint, urea formaldehyde foam insulation or polychlorinated biphenyls; and (b) any chemicals, materials, substances, compounds, mixtures, products or byproducts, biological agents, pollutants, contaminants or wastes that are now or hereafter become defined or characterized as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “special waste,” “toxic substances,” “pollutants,” “contaminants,” “toxic,” “dangerous,” “corrosive,” “flammable,” “reactive,” “radioactive,” or words of similar import, or that are otherwise regulated or form the basis for Liability, under any Environmental Law.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (f) all indebtedness of any other Person by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, Lien, pledge or other encumbrance on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all capital lease obligations of such Person, (h) all securities or other similar instruments convertible or exchangeable into any of the foregoing, but excluding daily cash overdrafts associated with routine cash operations and (i) all guarantees by such Person in respect of any of the foregoing of any other Person.

“Indemnifying Party” has the meaning set forth in Section 4.04(a).

“Indemnitee” has the meaning set forth in Section 4.04(a).

“Indemnity Payment” has the meaning set forth in Section 4.04(a).

“Information” means information in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, work papers, Contracts, instruments, surveys, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other Software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), Personal Data, and other technical, financial, employee, accounting or business information or data; provided that “Information” does not include Intellectual Property.

“Insurance Policies” means insurance policies and insurance Contracts of any kind, including primary, excess and umbrella policies, comprehensive general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, property and casualty, workers’ compensation and employee dishonesty insurance policies, bonds and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

“Insurance Proceeds” means those monies (a) received by an insured from a Third-Party insurance carrier; (b) paid by a Third-Party insurance carrier on behalf of the insured; or (c) received (including by way of setoff) from any Third-Party in the nature of insurance, contribution or indemnification in respect of any Liability, in each of cases (a), (b) and (c), net of any applicable premium adjustments (including reserves or retentions and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof and excluding proceeds from any self-insurance, captive insurance or similar program.

“Intellectual Property” means all intellectual property rights throughout the world, including: (a) patents and patent applications and all related provisionals, divisionals, continuations, continuations-in-part, reissues, reexaminations, extensions and substitutions of any of the foregoing (“Patent Rights”), (b) trademarks, service marks, names, corporate names, trade names, domain names, social media names, tags or handles, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, whether or not registered or applied for registration, including common law trademark rights (“Trademarks”), (c) copyrights and copyrightable subject matter, whether or not registered or applied for registration (“Copyrights”), (d) technical, scientific, regulatory and other information, designs, ideas, inventions (whether patentable or unpatentable and whether or not reduced to practice), research and development, discoveries, results, creations, improvements, know-how, techniques and data (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing and preclinical and clinical data), technology, algorithms, procedures, plans, processes, practices, methods, trade secrets, instructions, formulae, formulations, compositions, specifications, and marketing, pricing, distribution, cost and sales information, tools, materials, apparatus, creations, improvements, works of authorship in any media, confidential, proprietary or nonpublic information, and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing in any form whether or not listed herein (“Know-How”) and (e) applications, registrations and common law rights for the foregoing.

“Intercompany Accounts” has the meaning set forth in Section 2.05(a).

“Internal Reorganization Plan” means the step plan set forth on Schedule 1.01(a), as it may be updated in accordance with Section 2.01(c).

“IP Contracts” means all Contracts pursuant to which a Party or any of its Affiliates grants or obtains any rights to use Intellectual Property (other than Contracts in which such Intellectual Property is incidental to such Contracts).

“IP Matters Agreement” means the IP Matters Agreement, containing the terms attached as Exhibit G hereto or as otherwise agreed by Pluto and Utah, entered into or to be entered into by and between Pluto and Spinco on or prior to the Distribution Date.

“IRS Ruling” has the meaning set forth in the Business Combination Agreement.

“Know-How” has the meaning set forth in the definition of “Intellectual Property.”

“Law” means any U.S. and non-U.S. federal, national, international, multinational, supranational, state, provincial, local or similar law (including common law and privacy and data protection laws), statute, ordinance, regulation, rule, code, order, treaty (including any Tax treaty on income or capital), binding judicial or administrative interpretation or other requirement or rule of law or legal process, in each case, enacted, promulgated, issued, entered or otherwise put into effect by a Governmental Authority or any rule or requirement of any securities exchange.

“Liability” means any liability, debts and obligations (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether direct or indirect, and whether due or to become due).

“Lien” has the meaning set forth in the Business Combination Agreement.

“Local Separation Agreements” means each of the asset transfer agreements, share transfer agreements, business transfer agreements, certificates of demerger and merger and other agreements and instruments that provide for the transfer of Spinco Assets or Spinco Liabilities from a member of the Pluto Group to a member of the Spinco Group, or for the transfer of Pluto Assets or Pluto Liabilities from a member of the Spinco Group to a member of the Pluto Group, in each case in a particular jurisdiction, as contemplated by the Internal Reorganization Plan.

“Losses” means any and all damages, losses, deficiencies, Liabilities, Taxes, obligations, penalties, judgments, settlements, claims, payments, fines, charges, interest, costs and expenses, whether or not resulting from Third-Party Claims, including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder.

“Manufacturing and Supply Agreements” means the Manufacturing and Supply Agreements, in the form attached as Exhibit F hereto or as otherwise agreed by Pluto and Utah, entered into or to be entered into by and between Pluto and Spinco on or prior to the Distribution Date, and any product addenda thereto as agreed by Pluto and Utah.

“Marketing Materials” means all labeling, marketing and promotional materials and inserts.

“Nasdaq” means The Nasdaq Stock Market.

“Non-Conforming Additional Transfer Document” means an Additional Transfer Document that, individually or in the aggregate with all other Additional Transfer Documents, is inconsistent in any material respect with the terms of this Agreement, including the Internal Reorganization Plan.

“Non-Custodial Party” has the meaning set forth in Section 6.04(a).

“Notice” means any written notice, request, demand or other communication specifically referencing this Agreement and given in accordance with Section 10.02.

“Notice of Objection” has the meaning set forth in Section 2.16(c)(i).

“NYSE” means the New York Stock Exchange.

“One-Step Spin-Off” has the meaning set forth in the recitals hereto.

“Organizational Documents” means (a) the Amended and Restated Certificate of Incorporation of Spinco in the form attached hereto as Exhibit A and (b) the Amended and Restated By-laws of Spinco in the form attached hereto as Exhibit B.

“Outside Date” has the meaning set forth in the Business Combination Agreement.

“Parties” means the parties to this Agreement.

“Patent Rights” has the meaning set forth in the definition of “Intellectual Property.”

“Permanent Financing” has the meaning set forth in the Business Combination Agreement.

“Permits” has the meaning set forth in the definition of “Assets.”

“Permitted Liens” has the meaning set forth in the Business Combination Agreement.

“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Personal Data” means any definition given for any similar term (e.g., “personal information” or “personally identifiable information”) under applicable Law, or by Spinco or Pluto in any of its privacy policies, notices or contracts, as well as any information relating to an identified or identifiable natural person. For purposes of this definition, an identifiable natural person is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person. Personal Data can be in any media or format, including computerized or electronic records as well as paper-based files. Personal Data includes: (a) a first or last name or initials; (b) a home or other physical address, including street name and name of city or town; (c) an email address or other online contact information, such as an instant messaging user identifier or a screen name that reveals an individual’s email address; (d) a telephone number; (e) a social security number, Tax ID number, identification number, individual number or other government-issued identifier (such as a driver’s license); (f) an internet protocol address or host name that identifies an individual; (g) a persistent identifier, such as a customer number held in a “cookie” or processor serial number, that is combined with other available data that identifies an individual; (h) birth dates or treatment dates; or (i) coded data that is derived from Personal Data. Additionally, to the extent any other information (such as, but not necessarily limited to, case report form information, clinical trial identification codes, personal profile information, other unique identifier, or biometric information) is associated or combined with Personal Data, then such information also will be considered Personal Data. For the avoidance of doubt, Personal Data that has been pseudonymized, meaning that the information may not be attributed to a natural person without the use of additional Information, also will be considered Personal Data.

“Pluto” has the meaning set forth in the preamble hereto.

“Pluto Accounts” has the meaning set forth in Section 2.07(a).

“Pluto Assets” has the meaning set forth in Section 2.02(b).

“Pluto Board” has the meaning set forth in the recitals.

“Pluto Business” means all businesses, operations and activities (whether conducted independently or in association with one or more Third Parties through a partnership, joint venture or other mutual enterprise and whether or not such businesses, operations or activities are or have been terminated, divested or discontinued) conducted at any time prior to the Distribution Time by either Party or any member of its Group, other than the Spinco Business.

“Pluto Cash Distribution” has the meaning set forth in Section 2.01(a)(ii).

“Pluto Co-Location Environmental Liabilities” means all Environmental Liabilities to the extent arising out of or resulting from operations conducted by Pluto or any member of the Pluto Group (or their respective agents, contractors or invitees) after the Distribution Time at the Co-Located Spinco Facilities.

“Pluto Common Stock” has the meaning set forth in the recitals hereto.

“Pluto Employee” has the meaning set forth in the Employee Matters Agreement.

“Pluto Group” means Pluto, each Subsidiary of Pluto and each other Person that either (x) is controlled directly or indirectly by Pluto immediately after the Distribution Time or (y) becomes controlled by Pluto following the Distribution Time; provided, however, that neither Spinco nor any other member of the Spinco Group shall be members of the Pluto Group.

“Pluto Indemnitees” has the meaning set forth in Section 4.02.

“Pluto Liabilities” has the meaning set forth in Section 2.03(b).

“Pluto Product Liabilities” means all Liabilities relating to, arising out of or resulting from the manufacture, design, development, testing, importation, distribution, delivery, transport, storage, marketing, labeling, packaging or sale of the products of the Pluto Business (it being understood that Spinco Products shall not be considered products of the Pluto Business).

“Pluto Real Property” means any real property owned, leased, subleased, licensed or otherwise occupied by either Party or any member of its Group as of immediately prior to the Distribution Time, other than any Spinco Real Property.

“Post-Closing Claims” has the meaning set forth in Section 2.14(b).

“Pre-Closing Occurrence-Based Policies” has the meaning set forth in Section 2.14(b).

“Prime Rate” means the rate last quoted as of the time of determination by THE WALL STREET JOURNAL as the “Prime Rate” in the United States or, if the WALL STREET JOURNAL ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate as of such time, or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably agreed by Pluto and Spinco) or any similar release by the Federal Reserve Board (as reasonably agreed by Pluto and Spinco).

“Privilege” means any legal privilege or immunity with respect to any information or advice, such as the attorney-client privilege or work-product doctrine and other concepts of legal protection.

“Privileged Information” means any information, in written, oral, electronic or other tangible or intangible forms, including any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), as to which a Party or any member of its Group would be entitled to assert or has asserted a Privilege, including the attorney-client and attorney work product privileges.

“Record Date” means the close of business on the date determined by the Board of Directors of Pluto (or a committee thereof) as the record date for the Distribution, to the extent the Distribution is effected through a One-Step Spin-Off, or in connection with a Clean- Up Spin-Off.

“Records Facility” has the meaning set forth in Section 6.04(a).

“Regulatory Approval” means the permit, approval, consent, registration, license, authorization or certificate of a Governmental Authority necessary for the manufacturing, distribution, use, promotion and sale of a pharmaceutical or biological product for one or more indications in a country or other regulatory jurisdiction.

“Release” means any release, spill, emission, leaking, dumping, pumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment (including ambient air, surface water, groundwater, land surface or subsurface strata, soil and sediments) or into, through or within any property, building, structure, fixture or equipment.

“Representatives” means, with respect to any Person, such Person’s directors, managers, members, officers, employees, agents, partners, attorneys, financial advisors, consultants, other advisors or other Persons acting on behalf of such Person.

“Resolution Period” has the meaning set forth in Section 2.16(c)(ii).

“Retained Names” means the Trademarks set forth on Schedule 1.01(b), and any Trademarks related thereto or containing or comprising the foregoing, including any Trademarks derivative thereof or confusingly similar thereto.

“SEC” means the U.S. Securities and Exchange Commission.

“Segregated Account” has the meaning set forth in Section 2.01(a)(ii).

“Separation” has the meaning set forth in the recitals.

“Shared Contract Liability” means any Liability related to, arising out of or resulting from a Shared Contract.

“Shared Contracts” means each Contract entered into prior to the Distribution Time which is between Pluto or any of its Subsidiaries (including any member of the Spinco Group), on the one hand, and one or more Third Parties, on the other hand, that has benefits for or imposes obligations on the Spinco Business, but does not exclusively relate to the Spinco Business; provided that any Contract that provides for enterprise-level services or licenses or similar enterprise-level arrangements of Pluto shall not be a Shared Contract.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (e) documentation, including user manuals and other training documentation relating to any of the foregoing.

“Specified Pluto Product” means, with respect to any country and as of any time, any pharmaceutical product set forth on Schedule 5.01(c), but only if such pharmaceutical product ceases to have patent protection in such country as of such time.

“Specified Purchase Agreement” means the Purchase and Sale Agreement, containing the terms attached as Exhibit H hereto or as otherwise agreed by Pluto and Utah, entered into or to be entered into by and between Pluto and Spinco in accordance with the terms and subject to the conditions set forth in Exhibit H.

“Spinco” has the meaning set forth in the preamble hereto.

“Spinco Accounts” has the meaning set forth in Section 2.07(a).

“Spinco Acquisition Corp.” has the meaning set forth in the recitals hereto.

“Spinco Assets” has the meaning set forth in Section 2.02(a).

“Spinco Assumed Environmental Liabilities” means all Environmental Liabilities to the extent relating to, arising out of or resulting from any (i) Release of Hazardous Material at, on, under or from any Spinco Real Properties, or at any other real property in connection with the operation of the Spinco Business or the Spinco Assets (iii) noncompliance with Environmental Law in connection with the operation of the Spinco Business or the Spinco Assets, (iv) the offsite transportation storage, disposal, treatment or recycling of Hazardous Material generated and taken offsite in connection with the operation of the Spinco Business or the Spinco Assets or (v) exposure by any person (including any current or future employee, contractor or customer) to any Hazardous Materials Released into the indoor or outdoor environment in connection with the operation of the Spinco Business or the Spinco Assets, in each case (i) through (v), other than any Excluded Environmental Liability.

“Spinco Balance Sheet” means the Audited Condensed Combined Balance Sheet of Spinco (the Upjohn business unit of Pfizer Inc.) as of December 31, 2018, as set forth on Schedule 1.01(d).

“Spinco Business” means (i) the business, operations and activities in connection with the discovery, research, development, manufacturing, formulation, licensing, marketing, distribution of, and leasing and/or selling of any of the Spinco Products, conducted at any time prior to the Distribution Time by either Party or any member of its Group; and (ii) the businesses, operations and activities of the Spinco segment of Pluto, including Pluto’s global, primarily off-patent branded and generic established medicines business, conducted at any time prior to the Distribution Time by either Party or any member of its Group.

“Spinco Cash Balance” means the aggregate balance of cash, cash equivalents, marketable securities and other short-term investments held by Spinco or any member of the Spinco Group as of immediately prior to the Distribution Time, determined in accordance with the Accounting Principles and after giving effect to the payment of the Spinco Cash Distribution from Spinco to Pluto pursuant to Section 2.01(a)(ii).

“Spinco Cash Distribution ” has the meaning set forth in Section 2.01(a)(ii).

“Spinco Cash Target” means $50,000,000.

“Spinco Co-Location Environmental Liabilities” means all Environmental Liabilities to the extent arising out of or resulting from operations conducted by Spinco (or its agents, contractors or invitees) after the Distribution Time at the Co-Located Pluto Facilities.

“Spinco Commitment Letter” has the meaning set forth in the Business Combination Agreement.

“Spinco Common Stock” has the meaning set forth in the recitals hereto.

“Spinco Cash Distribution” has the meaning set forth in Section 2.01(a)(ii).

“Spinco Contracts” means the following Contracts to which any Party or any member of its Group is a party or by which it or any member of its Group or any of their respective Assets is bound, in each case, immediately prior to the Distribution Time, except for any such Contract or part thereof that is expressly contemplated to be retained by Pluto or any member of the Pluto Group from and after the Distribution Time pursuant to any provision of this Agreement or any Ancillary Agreement; provided that, in the case of any of the following Contracts that relate to Intellectual Property where the provisions relating to Intellectual Property are not incidental to the overall purpose of the Contract, the “Spinco Contracts” will include only Spinco IP Contracts:

(a)    any Contract (including any customer, distribution, supply or vendor contracts and any joint venture agreements) or part thereof to the extent related to the Spinco Business (excluding any IP Contracts);

(b)    any Contract or part thereof to the extent providing for any guarantee, indemnity, representation, warranty or other Liability of any member of the Spinco Group or the Pluto Group in respect of any Spinco Liability or the Spinco Business (including guarantees of financing incurred by customers or other Third Parties in connection with purchases of products or services from the Spinco Business);

(c)    Spinco IP Contracts;

(d)    any Spinco Individual Agreement (as defined in the Employee Matters Agreement);

(e)    any interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements to the extent related to the Spinco Business or entered into by or on behalf of any division, business unit or member of the Spinco Group, but excluding any such arrangements that are enterprise-wide or related to any Indebtedness of any member of the Pluto Group;

(f)    any Contract listed on Schedule 1.01(e);

(g)    any confidentiality or non-disclosure Contract entered into in connection with the sale or disposition of all or substantially all of the Spinco Business; and

(h)    any Contract that is otherwise expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be assigned to Spinco or any other member of the Spinco Group.

“Spinco Designees” means any and all entities (including corporations, general or limited partnerships, trusts, joint ventures, unincorporated organizations, limited liability entities or other entities) designated by Spinco with the prior written consent of Utah that will be members of the Spinco Group as of immediately prior to the Distribution Time.

“Spinco Disclosure Documents” means (a) any registration statement to be filed by Spinco with the SEC to effect the registration of shares of Spinco Common Stock in connection with the Distribution or that is otherwise contemplated by the Business Combination Agreement (including the Combination Registration Statement and the Distribution Registration Statement), and also includes any amendment or supplement thereto, information statement, prospectus, offering memorandum, offering circular, periodic report or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority, and (b) if the Distribution is effected in whole or in part as an Exchange Offer, a Schedule TO and other filings pursuant to Rule 13e-4 under the Exchange Act; in each case, which describes the Separation, the Spinco Business or the Spinco Group or primarily relates to the transactions contemplated hereby.

“Spinco Employee” has the meaning set forth in the Employee Matters Agreement.

“Spinco Financing Arrangements” has the meaning set forth in Section 3.01(b).

“Spinco Group” means Spinco, each Transferred Entity, each other Subsidiary of Spinco and each other Person that either (x) is controlled directly or indirectly by Spinco immediately after the Distribution Time or (y) becomes controlled by Spinco following the Distribution Time.

“Spinco Indebtedness” means all Indebtedness of Spinco or any member of the Spinco Group set forth on Schedule 1.01(l).

“Spinco Indemnitees” has the meaning set forth in Section 4.03.

“Spinco Intellectual Property” means the Intellectual Property exclusively used or exclusively held for use by the Spinco Business, including the Patents and Trademarks set forth on Schedule 1.01(f), and the right to all past and future damages and claims for the infringement or misappropriation of any of the foregoing.

“Spinco Intercompany Payables” has the meaning set forth in Section 2.03(a)(vi).

“Spinco Intercompany Receivables” has the meaning set forth in Section 2.02(a)(x).

“Spinco IP Contracts” means the IP Contracts exclusively used or exclusively held for use in the Spinco Business.

“Spinco Leased Real Property” has the meaning set forth in the definition of “Spinco Real Property”.

“Spinco Leases” has the meaning set forth in the definition of “Spinco Real Property.”

“Spinco Liabilities” has the meaning set forth in Section 2.03(a).

“Spinco Owned Real Properties” has the meaning set forth in the definition of “Spinco Real Property.”

“Spinco Permits” means all Permits owned or licensed by either Party or member of its Group primarily used in or primarily held for use in the Spinco Business.

“Spinco Pre-Combination Outstanding Shares” has the meaning set forth in the Business Combination Agreement.

“Spinco Product Liabilities” means all Liabilities relating to, arising out of or resulting from the manufacture, design, development, testing, importation, distribution, delivery, transport, storage, marketing, labeling, packaging or sale of the Spinco Products.

“Spinco Products” means those brands and products set forth on Schedule 1.01(g).

“Spinco Real Property” shall mean (i) all of the real property owned in fee simple (or the applicable local equivalent) by either Party or member of its Group immediately prior to the Distribution Time set forth on Schedule 1.01(h) (“Spinco Owned Real Properties”) and (ii) all real property leased, subleased, licensed or otherwise occupied under leases, subleases, licenses or occupancy agreements to which either Party or member of its Group is party as lessee, sublessee, licensee or occupant immediately prior to the Distribution Time set forth on Schedule 1.01(i) (any such real property, the “Spinco Leased Real Property” and any such leases, subleases, licenses or occupancy agreements, the “Spinco Leases”).

“Spinco Subsidiary” has the meaning set forth in the Business Combination Agreement.

“Stored Records” has the meaning set forth in Section 6.04(a).

“Subsidiary” means, when used with respect to any Person, (a) a corporation in which such Person or one or more Subsidiaries of such Person, directly or indirectly, owns capital stock having a majority of the total voting power in the election of directors of all outstanding shares of all classes and series of capital stock of such corporation entitled generally to vote in such election; and (b) any other Person (other than a corporation) in which such Person or one or more Subsidiaries of such Person, directly or indirectly, has (i) a majority ownership interest or (ii) the power to elect or direct the election of a majority of the members of the governing body of such first-named Person.

“Tangible Information” means information that is contained in written, electronic or other tangible forms.

“Tax” or “Taxes” means (i) any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, value added, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, alternative minimum, estimated or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax), imposed by any governmental entity or political subdivision thereof, and (ii) any interest, penalty, additions to tax, or additional amounts in respect of the foregoing.

“Tax Matters Agreement” means the Tax Matters Agreement, in the form attached as Exhibit D hereto or as otherwise agreed by Pluto and Utah, entered into or to be entered into by and between Pluto and Spinco on or prior to the Distribution Date.

“Tax Return” or “Return” means any return or report of Taxes due, any claim for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document filed under the Code or other Tax Law with respect to Taxes, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Third Party” means any Person other than the Parties or any members of their respective Groups.

“Third-Party Claim” has the meaning set forth in Section 4.05(a).

“Trademark License Agreement” means the Trademark License Agreement, containing the terms attached as Exhibit I hereto or as otherwise agreed by Pluto and Utah, entered into or to be entered into by and between Pluto and Spinco on or prior to the Distribution Date.

“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

“Transactions” has the meaning set forth in the recitals.

“Transfer Taxes” has the meaning set forth in the Tax Matters Agreement.

“Transferor Party” has the meaning set forth in Section 2.04(b).

“Transferee Party” has the meaning set forth in Section 2.04(b).

“Transferred Entities” has the meaning set forth in Section 2.02(a)(i).

“Transition Services Agreements” means the Transition Services Agreements, in the form attached as Exhibit C hereto or as otherwise agreed by Pluto and Utah, entered into or to be entered into by and between Pluto and Spinco on or prior to the Distribution Date.

“Transitional Names” means the Trademarks set forth on Schedule 1.01(c), and any Trademarks related thereto or containing or comprising the foregoing, including any Trademarks derivative thereof or confusingly similar thereto.

“Unaffiliated Accounting Firm” has the meaning set forth in Section 2.16(c)(iii).

“Utah” has the meaning set forth in the recitals hereto.

“Utah Newco” has the meaning set forth in the recitals hereto.

“Utah Newco Sub” has the meaning set forth in the recitals hereto.

“Workers’ Compensation Event” means the event, injury, illness or condition giving rise to a workers’ compensation claim.

“Working Capital” has the meaning set forth in Section 2.16(a)(i).

“Working Capital Adjustment Amount” has the meaning set forth in Section 2.16(a)(ii).

ARTICLE II

THE SEPARATION

Section 2.01.    Transfer of Assets and Assumption of Liabilities.

(a)    Subject to Section 2.04 and in accordance with the Internal Reorganization Plan:

(i)    Transfer and Assignment of Spinco Assets. On or prior to the Distribution Time, Pluto shall, and shall cause the applicable member of its Group to, contribute, assign, transfer, convey and deliver to Spinco or the applicable Spinco Designees, and Spinco and such Spinco Designees shall accept from Pluto and the applicable members of the Pluto Group, all of Pluto’s and such Pluto Group member’s respective right, title and interest in and to all of the Spinco Assets (it being understood that if any Spinco Assets shall be held by a Transferred Entity or a wholly owned Subsidiary of a Transferred Entity, such Spinco Asset may be assigned, transferred, conveyed and delivered to Spinco as a result of the transfer of all of the equity interests in such Transferred Entity from Pluto or the applicable members of the Pluto Group to Spinco or the applicable Spinco Designee);

(ii)    Acceptance and Assumption of Spinco Liabilities; Contribution Consideration. In exchange for the Contribution, (A) as of the Distribution Time, Spinco and the applicable Spinco Designees shall accept, assume, agree to pay, perform, satisfy, discharge or otherwise defend on a timely basis all of the Spinco Liabilities in accordance with their respective terms, regardless of (1) when or where such Liabilities arose or arise, (2) whether the facts on which they are based occurred on, prior to or subsequent to the Distribution Time, (3) when, where or against whom such Liabilities are asserted or determined, (4) whether asserted or determined on, prior to or subsequent to the Distribution Time, or (5) whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Pluto Group or the Spinco Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates; and (B) at or prior to the Distribution Time, Spinco shall make a cash distribution to Pluto in the amount of $12,000,000,000 (the “Spinco Cash Distribution”). The payment made by Spinco to Pluto pursuant to this Section 2.01(a)(ii) shall be made by wire transfer of immediately available funds to an account designated by Pluto to Spinco. Pluto will maintain the proceeds of the Spinco Cash Distribution in a segregated bank account (a “Segregated Account”). Within 30 days (or such other period as may be permitted under the IRS Ruling) following the Distribution, Pluto will use the Spinco Cash Distribution held in the Segregated Account to (1) repurchase Pluto common stock, (2) make pro rata special cash distributions to its shareholders, and/or (3) repay or repurchase debt (including principal, interest, and associated premiums and fees) from third-party lenders (together, the “Pluto Cash Distribution”).

(iii)    Transfer and Assignment of Pluto Assets. Pluto and Spinco shall cause Spinco and the Spinco Designees to contribute, assign, transfer, convey and deliver to Pluto or certain members of the Pluto Group designated by Pluto, and Pluto or such other members of the Pluto Group shall accept from Spinco and the Spinco Designees, all of Spinco’s and such Spinco Designee’s respective right, title and interest in and to all of the Pluto Assets.

(iv)    Acceptance and Assumption of Pluto Liabilities. As of the Distribution Time, Pluto or such other member of the Pluto Group shall accept, assume, agree to pay, perform, satisfy, discharge or otherwise defend on a timely basis all of the Pluto Liabilities in accordance with their respective terms, regardless of (1) when or where such Liabilities arose or arise, (2) whether the facts on which they are based occurred on, prior to or subsequent to the Distribution Time, (3) when, where or against whom such Liabilities are asserted or determined, (4) whether asserted or determined on, prior to or subsequent to the Distribution Time, or (5) whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Pluto Group or the Spinco Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.

(b)    Waiver of Bulk-Sale and Bulk-Transfer Laws. Spinco hereby waives compliance by each and every member of the Pluto Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Spinco Assets to any member of the Spinco

Group. Pluto hereby waives compliance by each and every member of the Spinco Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Pluto Assets to any member of the Pluto Group.

(c)    Internal Reorganization Plan. Without limiting any other provision hereof, in connection with the reorganization contemplated by Section 2.01(a), each of Pluto and Spinco will take, and will cause each member of its respective Group to take, such actions as are reasonably necessary to consummate the transactions expressly contemplated by the Internal Reorganization Plan (whether prior to, at or after the Distribution Time), in each case at the sole cost and expense of Pluto. Pluto may amend or modify the Internal Reorganization Plan prior to the Distribution Date; provided that (i) without the written consent of Spinco and, prior to the Distribution Time, Utah, such amendments or modifications shall not, individually or in the aggregate, in any material respect (A) increase Spinco’s costs, Liabilities or obligations to Third Parties (including Taxes) or (B) otherwise adversely affect Spinco (excluding any amendments and modifications to which Spinco and, prior to the Distribution Time, Utah shall have consented in writing) and (ii) without the written consent of Spinco and, prior to the Distribution Time, Utah (such consent not to be unreasonably withheld, conditioned or delayed), such amendments or modifications shall not be made after the date that is 30 days prior to the Distribution Time if such amendments or modifications would result in changes to the way in which legal entities would be reorganized or moved within the Internal Reorganization Plan. Pluto shall promptly provide to Spinco and Utah a true and accurate copy of any amendment or modification to the Internal Reorganization Plan.

(d)    Real Property Transfer Laws. Pluto shall, and shall cause the applicable member of its Group to, (i) comply (at the sole expense of Pluto and the Pluto Group) with all requirements of the New Jersey Industrial Site Recovery Act, the Connecticut Transfer Act and any other real property transfer Law in connection with the Contribution or the other transactions contemplated by this Agreement, including any notification, submission, filing, disclosure, investigation and remediation required under any such Laws; provided that Utah shall cooperate with and provide reasonable assistance to Pluto with respect to such requirements upon Pluto’s reasonable request and at Pluto’s sole cost and expense. Prior to making any such notification, submission, filing or disclosure to any Governmental Entity, Pluto shall, and shall cause the applicable member of its Group to, provide Spinco and, prior to the Distribution Time, Utah with a reasonable opportunity to review and comment on such notification, submission, filing or disclosure. The Parties acknowledge and agree that this provision shall not apply to or affect the allocation of Transfer Taxes between the Parties.

Section 2.02.    Spinco Assets; Pluto Assets.

(a)    For purposes of this Agreement, “Spinco Assets” means:

(i)    Equity Interests. All issued and outstanding capital stock and other equity interests of the entities set forth on Schedule 2.02(a)(i) (the “Transferred Entities”) that are owned by either Party or any member of its Group as of the Distribution Time;

(ii)    Spinco Products. All rights, interests and claims of either Party or any member of its Group as of the Distribution Time to the Spinco Products, including all rights, interests and claims of either Party or any member of its Group as of the Distribution Time to all clinical study data, reports and analyses, product and marketing registrations and applications (which shall include all U.S. Food and Drug Administration and other regulatory drug approvals and licenses related to, and all related applications and other information submitted for the purposes of or prepared in connection with obtaining an approval for, a Spinco Product) to the extent related to a Spinco Product;

(iii)    Cash and Cash Equivalents. Cash, cash equivalents, marketable securities and other short-term investments equal to the Spinco Cash Balance;

(iv)    Separation Agreement and Ancillary Agreement Assets. All Assets of either Party or any of the members of its Group as of the Distribution Time that are expressly provided by this Agreement or any Ancillary Agreement as Assets to be transferred to Spinco or any other member of the Spinco Group;

(v)    Intellectual Property. All Spinco Intellectual Property as of the Distribution Time and all rights, interests or claims (whether accrued or contingent) of either Party or any member of its Group arising thereunder;

(vi)    Contracts. All Spinco Contracts as of the Distribution Time and all rights, interests or claims (whether accrued or contingent) of either Party or any member of its Group arising thereunder;

(vii)    Real Property and Personal Property. (A) All Spinco Real Property as of the Distribution Time and all rights, interests or claims (whether accrued or contingent) of either Party or any member of its Group arising thereunder; and (B) the office equipment, fixtures, furniture and other personal property located at the Spinco Real Property as of the Distribution Time other than the personal property listed on Schedule 2.2(a)(vii);

(viii)    Permits. All Spinco Permits as of the Distribution Time and all rights, interests or claims of either Party or any of the members of its Group thereunder;

(ix)    Information. Subject to applicable Law and the provisions of the applicable Ancillary Agreements, all rights, interests and claims of either Party or any of members of its Group as of the Distribution Time with respect to Information that is exclusively related to the Spinco Assets, the Spinco Liabilities or the Spinco Business;

(x)    Spinco Intercompany Receivables. All intercompany receivables owed to a member of the Spinco Group, on the one hand, by a member of the Pluto Group, on the other hand, that: (A) are in respect of goods or services sold by a member of the Spinco Group to a member of the Pluto Group; and (B) are effective or outstanding as of the Distribution Time, after giving effect to any settlement and payment made prior to or as of the Distribution Time described in Section 2.05 (collectively, the “Spinco Intercompany Receivables”);

(xi)    Shared Contracts. Subject to Section 2.09, all rights, interests or claims (whether accrued or contingent) of Pluto, Spinco or any other member of their respective Groups arising under Shared Contracts to the extent relating to the Spinco Business;

(xii)    Other Specified Assets. All Assets listed or described on Schedule 2.02(a)(xii); and

(xiii)    Primarily Used Assets. All Assets of a type not already identified in clauses (i) through (xii) of this Section 2.02(a), of either Party or any of members of its Group as of the Distribution Time that are primarily used or primarily held for use in the Spinco Business, except as expressly otherwise contemplated in this Agreement or the Ancillary Agreements. The intention of this clause (xiii) is only to rectify any inadvertent omission of transfer or conveyance of any Assets that, had the Parties given specific consideration to such Asset as of the date hereof, would have otherwise been classified as a Spinco Asset. No Asset shall be deemed to be a Spinco Asset solely as a result of this clause (xiii) if such Asset is within the category or type of Asset expressly covered by the terms of another Ancillary Agreement unless the party claiming entitlement to such Asset can establish that the omission of the transfer or conveyance of such Asset was inadvertent, and no Asset shall be deemed a Spinco Asset solely as a result of this clause (xiii) unless a claim with respect thereto is made by Spinco on or prior to the second (2nd) anniversary of the Distribution Date.

Notwithstanding anything to the contrary in this Agreement, the Spinco Assets shall not include any Assets referred to in clauses (i) through (vi) of Section 2.02(b).

(b)    For the purposes of this Agreement, “Pluto Assets” means all Assets of either Party or the members of its Group as of the Distribution Time, other than the Spinco Assets; it being understood that the Pluto Assets shall include:

(i)    Equity Interests. All issued and outstanding capital stock and other equity interests set forth on Schedule 2.02(b)(i) and the shares of Spinco Common Stock contemplated to be received by members of the Pluto Group in exchange for the Contribution pursuant to Section 2.01(a)(ii);

(ii)    Cash and Cash Equivalents. All cash, cash equivalents, marketable securities and other short-term investments held by either Party or any member of its Group (other than the Spinco Cash Balance);

(iii)    Separation Agreement and Ancillary Agreement Assets. All Assets of either Party or any of the members of its Group as of the Distribution Time that are expressly provided by this Agreement or any Ancillary Agreement as Assets to be retained by or transferred to Pluto or any other member of the Pluto Group;

(iv)    Intellectual Property. All Intellectual Property of either Party or any member of its Group (other than the Spinco Intellectual Property and other than any license of Intellectual Property of Pluto or any member of the Pluto Group to Spinco or any member of the Spinco Group pursuant to the terms of the IP Matters Agreement), including the Retained Names;

(v)    Shared Contracts. Subject to Section 2.09, all rights, interests or claims (whether accrued or contingent) of Pluto, Spinco or any other member of their respective Groups arising under Shared Contracts to the extent relating to the Pluto Business; and

(vi)    Other Specified Assets. All Assets listed or described on Schedule 2.02(b)(vi).

Section 2.03.    Spinco Liabilities; Pluto Liabilities.

(a)    For the purposes of this Agreement, “Spinco Liabilities” means the following Liabilities of either Party or any of the members of its Group:

(i)    Liabilities Arising from Spinco Business. All Liabilities (other than Environmental Liabilities) of either Party or any of members of its Group relating to, arising out of or resulting from the actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Distribution Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Distribution Time), in each case to the extent that such Liabilities relate to, arise out of or result from the Spinco Business;

(ii)    Liabilities Arising from Spinco Assets. All Liabilities (other than Environmental Liabilities and Pluto Product Liabilities) of either Party or any of members of its Group to the extent relating to, arising out of or resulting from the Spinco Assets;

(iii)    Separation Agreement and Ancillary Agreement Liabilities. All Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be transferred to or assumed by Spinco or any other member of the Spinco Group, including all Shared Contract Liabilities allocated to Spinco pursuant to Section 2.09;

(iv)    Environmental Liabilities. All Spinco Assumed Environmental Liabilities.

(v)    Spinco Financing Arrangements and Spinco Indebtedness. All Liabilities of either Party or any of the members of its Group relating to, arising out of or resulting from the Spinco Financing Arrangements or Spinco Indebtedness, in each case other than Liabilities to the extent expressly described in Section 4.03(e);

(vi)    Spinco Intercompany Payables. All intercompany payables owed by a member of the Spinco Group, on the one hand, to a member of the Pluto Group, on the other hand, that: (A) are in respect of goods or services sold by a member of the Pluto Group to a member of the Spinco Group; and (B) are effective or outstanding as of the Distribution Time, after giving effect to any settlement and payment prior to or as of the Distribution Time described in Section 2.05, which intercompany payables shall be paid by Spinco or the applicable member of the Spinco Group in accordance with Section 2.05 (collectively, “Spinco Intercompany Payables”);

(vii)    Third-Party Claims. All Liabilities (other than Environmental Liabilities and Pluto Product Liabilities) arising out of claims made by any Third Party (including either Party’s or its Group’s respective directors, officers, shareholders (following the Distribution Time), employees and agents) against either Party or any member of its Group to the extent relating to, arising out of or resulting from the Spinco Business or the Spinco Assets or the other business, operations, activities or Liabilities referred to in clauses (i) through (vi) above;

(viii)    Workers’ Compensation Claims. Subject to Section 2.14, all Liabilities with respect to workers’ compensation claims of Spinco Employees and Former Spinco Employees, without regard to whether the applicable Workers’ Compensation Event occurs prior to, on or after the Distribution Date; and

(ix)    Other Spinco Liabilities. All Liabilities listed or described on Schedule 2.03(a)(ix).

Notwithstanding anything to the contrary in this Agreement, the Spinco Liabilities shall not include any Liabilities referred to in clause (x) of Section 2.03(b).

(b)    For the purposes of this Agreement, “Pluto Liabilities” means the following Liabilities of either Party or any of the members of its Group:

(i)    Liabilities Arising from Pluto Business. All Liabilities (other than Environmental Liabilities) of either Party or any of members of its Group relating to, arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Distribution Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Distribution Time), in each case to the extent that such Liabilities relate to, arise out of or result from the Pluto Business;

(ii)    Liabilities Arising from Pluto Assets. All Liabilities (other than Environmental Liabilities and Spinco Product Liabilities) of either Party or any of members of its Group to the extent relating to, arising out of or resulting from the Pluto Assets;

(iii)    Separation Agreement and Ancillary Agreement Liabilities. All Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained or assumed by Pluto or any other member of the Pluto Group, including all Shared Contract Liabilities allocated to Pluto pursuant to Section 2.09;

(iv)    Environmental Liabilities. All Excluded Environmental Liabilities;

(v)    Spinco Financing Arrangements. All Liabilities to the extent expressly described in Section 4.03(e);

(vi)    Pluto Intercompany Payables. All intercompany payables owed by a member of the Pluto Group, on the one hand, to a member of the Spinco Group, on the other hand, that: (A) are in respect of goods or services sold by a member of the Spinco Group to a member of the Pluto Group; and (B) are effective or outstanding as of the Distribution Time, after giving effect to any settlement and payment prior to or as of the Distribution Time described in Section 2.05, which intercompany payables shall be paid by Pluto or the applicable member of the Pluto Group in accordance with Section 2.05;

(vii)    Third-Party Claims. All Liabilities (other than Environmental Liabilities and Spinco Product Liabilities) arising out of claims made by any Third Party (including Pluto’s or Spinco’s respective directors, officers, shareholders (following the Distribution Time), employees and agents) against either Party or any member of its Group to the extent relating to, arising out of or resulting from the Pluto Business or the Pluto Assets or the other business, operations, activities or Liabilities referred to in clauses (i) through (vi) above;

(viii)    Workers’ Compensation Claims. All Liabilities with respect to workers’ compensation claims of Pluto Employees and Former Pluto Employees, without regard to whether the applicable Workers’ Compensation Event occurs prior to, on or after the Distribution Date;

(ix)    Other Pluto Liabilities. All Liabilities listed or described on Schedule 2.03(b)(ix);

(x)    Certain Other Retained Matters.

(A)    All Competition Law Liabilities of either Party or any of the members of its Group relating to the matters set forth on Schedule 2.03(b)(x)(A);

(B)    All Competition Law Liabilities of either Party or any of the members of its Group to the extent relating to, arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing at or prior to the Distribution Time with respect to the Greenstone business (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Distribution Time); and

(C)    All Liabilities of either Party or any of the members of its Group to the extent relating to, arising out of or resulting from (i) claims made by or on behalf of holders of any securities (including debt securities) of any member of the Pluto Group in their capacities as such; (ii) any filings by any member of the Pluto Group with the SEC; (iii) the maintenance of Pluto’s books and records, Pluto’s corporate compliance and other corporate-level actions and oversight of Pluto; (iv) indemnification obligations to any current or former director or officer of Pluto in their capacities as such; and (v) any claims for breach of fiduciary duties brought against any current or former directors or officers of Pluto, in their capacities as such.

Section 2.04.    Transfers Not Effected on or Prior to the Distribution Time; Transfers Deemed Effective as of the Distribution Time.

(a)    To the extent that any contribution, assignment, transfer, conveyance, distribution or delivery of Assets (including the capital stock or equity interests of any Transferred Entity) or acceptance and assumptions of Liabilities contemplated by this Article II shall not have been consummated on, at or prior to the Distribution Time because (i) such contribution, assignment, transfer, conveyance, distribution, delivery, acceptance or assumption would violate applicable Law, (ii) a necessary Consent or Governmental Approval had not been received, (iii) a condition precedent to any such contribution, assignment, transfer, conveyance, distribution, delivery, acceptance or assumption had not been satisfied or any relevant fact related thereto had not been realized or (iv) the Parties and Utah agreed to delay such contribution, assignment, transfer, conveyance, distribution, delivery, acceptance or assumption (each, a “Delayed Asset” or a “Delayed Liability,” as applicable), then the Parties shall cooperate to effect such contribution, assignment, transfer, conveyance, distribution, delivery, acceptance or assumption, as the case may be, as promptly following the Distribution Time as shall be practicable or as otherwise agreed between the Parties and Utah in writing. Prior to the Distribution Time, Pluto shall keep Utah reasonably informed and furnish Utah with information relating to the activities that are the subject of this Section 2.04 on a reasonably current basis.

(b)    In the event that any contribution, assignment, transfer, conveyance, distribution or delivery of Assets or acceptance or assumption of Liabilities contemplated by this Agreement has not been consummated at or prior to the Distribution Time, then from and after the Distribution Time (i) the Party (or relevant member in its Group) retaining such Delayed Asset shall thereafter hold (or shall cause such member in its Group to hold) such Delayed Asset for the use and benefit of the Party (or relevant member in its Group) entitled thereto (at the expense of the Person entitled thereto) and (ii) the Party intended to assume such Liability shall, or shall cause the applicable member of its Group to, pay or reimburse the Party (or the relevant member of its Group) retaining such Delayed Liability for all amounts paid or incurred by such Party in connection with the retention of such Delayed Liability. In addition, the Party retaining such Delayed Asset or Delayed Liability (or relevant member of its Group) shall (or shall cause such member in its Group to) treat, insofar as reasonably practicable and to the extent permitted by applicable Law, such Delayed Asset or Delayed Liability in the ordinary course of business in accordance with past practice and to take (or refrain from taking) such other actions as may be reasonably requested by the Party to which such Delayed Asset or Delayed Liability is to be contributed, assigned, transferred, conveyed, distributed, delivered, accepted or assumed in order to place such Party, insofar as reasonably practicable, in the same position as if such Delayed Asset or Delayed Liability had been contributed, assigned, transferred, conveyed, distributed, delivered, accepted or assumed on or prior to the Distribution Time as contemplated hereby, so that all the benefits and burdens relating to such Delayed Asset or Delayed Liability, including possession, use, risk of loss (including inventory obsolescence losses, casualty and diversion losses associated with inventory, losses associated with customer returns and losses on customer bad debts), potential for gain, and dominion, control and command over such Delayed Asset or Delayed Liability, are to inure from and after the Distribution Time to the relevant member of the Pluto Group or the Spinco Group, as the case may be, entitled to the receipt of such Delayed Asset or Delayed Liability. The Party retaining such Delayed Asset or Delayed Liability (or relevant member of its Group) (the “Transferor Party”) shall take (or refrain from taking) all actions as may be reasonably requested by the Party (or relevant member of its Group) entitled thereto related to any Delayed Asset or Delayed Liability (the “Transferee Party”), including, without limitation, (A) following commercialization plans to be provided by the Transferee Party detailing strategic direction and specific actions to be taken by the Transferor Party in the commercialization of the applicable products of the Transferee Party; (B) following the Transferee Party’s instructions on negotiation and execution of new contracts or modification of existing contracts with respect to the applicable products of the Transferee Party; (C) following the Transferee Party’s instructions with respect to credit screening of and granting additional credit to customers regarding purchases of the applicable products of the Transferee Party; (D) following the Transferee Party’s instruction with respect to responding to inquiries from regulatory authorities about the applicable products of the Transferee Party, actions to be taken with respect to a recall of the applicable products of the Transferee Party or actions to be taken in response to customer complaints about the applicable products of the Transferee Party; (E) following the Transferee Party’s instructions with respect to prioritization of fulfillment of customer orders with respect to the applicable products of the Transferee Party among customers if there are shortages of product in the market or as needed for other business reasons; (F) following the Transferee Party’s instructions with respect to storage of the applicable products of such business and utilization and management of third party service providers involved in distribution and commercialization of the applicable products of the Transferee Party; and (G) following the Transferee Party’s instructions with respect to any decisions associated with establishing the selling prices for the applicable products of the Transferee Party. In furtherance of the foregoing, the Parties agree that, as of the Distribution Time, each Party shall be deemed to have acquired complete and sole beneficial ownership over all of the Delayed Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement or, as applicable, an Ancillary Agreement, all of the Delayed Liabilities, and all duties, obligations and responsibilities incident thereto, which such Party is entitled to acquire or required to assume pursuant to the terms of this Agreement or, as applicable, such Ancillary Agreement and, to the extent permitted by applicable Law, each Party shall (and shall cause the applicable members of its respective Group to) (x) treat for all Tax purposes Delayed Assets as having been contributed, assigned, transferred, conveyed, distributed or delivered to and owned by the Person entitled to such Delayed Assets not later than the Distribution Time, (y) treat for all Tax purposes the Delayed Liabilities as having been assumed and accepted by the Person intended to be responsible for such Delayed Liabilities not later than the Distribution Time and (z) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment.

(c)    Except as otherwise reflected in the Internal Reorganization Plan, with respect to the capital stock or other equity interest of any Transferred Entity that will not be transferred at the Distribution Time, the Parties agree that, from the Distribution Time until the time such capital stock or other equity interests are conveyed to Spinco or any of its Subsidiaries, Pluto, or the member of the Pluto Group that directly or indirectly owns such capital stock or other equity interests, shall cause the applicable Transferred Entity not to declare or pay any dividends or other distributions, except as required by applicable Law, to Pluto or any other member of the Pluto Group and shall cause such Transferred Entity not to redeem, repurchase or otherwise acquire any of its capital stock or other equity interests. In such case that the applicable Transferred Entity (i) shall so declare or pay any dividend or other distribution, Pluto or the member of the Pluto Group that directly or indirectly owns such Transferred Entity shall promptly pay the amount of such distribution received by Pluto or such member of the Pluto Group to Spinco or the Subsidiary of Spinco designated by Spinco and reasonably acceptable to Pluto or (ii) shall so redeem, repurchase or otherwise acquire any of its capital stock or other equity interest, then Pluto or the member of the Pluto Group that directly or indirectly owns such Transferred Entity shall promptly pay any amount received thereon to Spinco or the Subsidiary of Spinco designated by Spinco and reasonably acceptable to Pluto. Nothing herein shall be deemed to require any action that is prohibited by Law; provided, however, that the Parties shall, and shall cause the respective members of their Groups to, cooperate and use commercially reasonable efforts to take any actions reasonably requested by each Party in respect of any such Transferred Entity.

(d)    If and when the Consents, Governmental Approvals and/or conditions or facts, the violation, conflict, absence, non-satisfaction or existence of which, or the violation of Law that, caused the deferral of the contribution, assignment, transfer, conveyance, distribution or delivery of any Delayed Asset or the acceptance or assumption of any Delayed Liability pursuant to Section 2.04(a), are obtained, satisfied or realized, the transfer, assignment or novation of the applicable Delayed Asset or Delayed Liability shall be effected in accordance with and subject to the terms of this Agreement and/or the applicable Ancillary Agreement as promptly as practicable thereafter.

(e)    Any Party (or relevant member of its Group) retaining a Delayed Asset or Delayed Liability due to the deferral of the transfer or assignment of such Delayed Asset to the other Party (or relevant member of its Group) or the deferral of the assumption of such Delayed Liability by the other Party (or relevant member of its Group), as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by the Party (or relevant member of its Group) entitled to the Delayed Asset or Delayed Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by the Party (or relevant member of its Group) entitled to such Delayed Asset or Delayed Liability.

Section 2.05.    Termination of Agreements.

(a)    Except as set forth in Section 2.05(b) or Section 2.05(c), in furtherance of the releases and other provisions of Section 4.01, Spinco and each other applicable member of the Spinco Group, on the one hand, and Pluto and each other applicable member of the Pluto Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings (including all intercompany accounts payable or accounts receivable between a member of the Pluto Group, on the one hand, and a member of the Spinco Group, on the other hand (“Intercompany Accounts”) accrued as of the Distribution Time), whether or not in writing, between or among Spinco and any other member of the Spinco Group, on the one hand, and Pluto and any other member of the Pluto Group, on the other hand, effective as of the Distribution Time. No such terminated agreement, arrangement, commitment, understanding or Intercompany Account (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Distribution Time. Each Party shall, at the reasonable request of any other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b)    The provisions of Section 2.05(a) shall not apply to any of the following agreements, arrangements, commitments, understandings or Intercompany Accounts (or to any of the provisions thereof): (i) this Agreement, the Business Combination Agreement, the Local Separation Agreements, the Additional Transfer Documents, and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement, the Business Combination Agreement, any Local Separation Agreement, the Additional Transfer Documents or any Ancillary Agreement to be entered into by any of the Parties or any Person in their respective Groups); (ii) any agreements, arrangements, commitments, understandings (but not any Intercompany Accounts) set forth or described on Schedule 2.05(b)(ii); (iii) any agreements, arrangements, commitments or understandings (including any Shared Contracts) to which any Person other than the Parties and their respective Affiliates is a party; (iv) any agreements, arrangements, commitments or understandings to which any non-wholly owned Subsidiary of Pluto or Spinco, as the case may be, is a party (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned); and (v) any other agreements, arrangements, commitments, understandings or Intercompany Accounts that this Agreement, any Local Separation Agreement, the Additional Transfer Documents or any Ancillary Agreement expressly contemplates will survive the Distribution Time. In addition, notwithstanding Section 2.05(a), any Spinco Intercompany

Receivables and Spinco Intercompany Payables shall be settled and paid as of the Distribution Time by the member owing such amount (except for any such intercompany payables or receivables arising pursuant to an Ancillary Agreement, which shall instead be settled in accordance with the terms of such Ancillary Agreement).

(c)    The Parties shall use their commercially reasonable efforts to settle in full or terminate prior to the Distribution Time all Intercompany Accounts representing trade payables and receivables between a member of the Pluto Group, on the one hand, and a member of the Spinco Group, on the other hand, incurred prior to the Distribution Time in the ordinary course of business. If any such Intercompany Account is not so settled in full or terminated prior to the Distribution Time, the Parties shall continue to use commercially reasonable efforts to cause such Intercompany Account to be settled in full or terminated as promptly as practicable thereafter and in all events until such Intercompany Account is settled in full or terminated. Pluto shall be responsible for all of the costs and Liabilities of any member of the Spinco Group relating to, arising out of or resulting from any failure to settle in full or terminate any such Intercompany Account prior to the Distribution Time. This Section 2.05(c) shall apply notwithstanding anything to the contrary in this Agreement or in any Ancillary Agreement,

Section 2.06.    Documents Relating to Other Transfers of Assets and Assumption of Liabilities.

(a)    In furtherance of the contribution, assignment, transfer, conveyance, distribution or delivery of the Assets and the acceptance or assumption of the Liabilities in accordance with Section 2.01(a) and (b) simultaneously with the execution and delivery hereof or as promptly as practicable thereafter, (i) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of such Party’s and the applicable members of its Group’s right, title and interest in and to such Assets to the other Party and the applicable members of its Group in accordance with Section 2.01(a) and (b), and (ii) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Liabilities by such Party and the applicable members of its Group in accordance with Section 2.01(a) and (b). All of the foregoing documents contemplated by this Section 2.06 shall be Additional Transfer Documents.

(b) At the reasonable request of Utah or Spinco, Pluto shall furnish Utah or Spinco, as applicable, with information relating to any specific Asset to be transferred to, or specific Liability to be assumed by, the Spinco Group in accordance with the terms and conditions of this Agreement. Without the prior written consent of Spinco and Utah (such consent not to be unreasonably withheld, conditioned or delayed), Pluto and Spinco will not enter into any Additional Transfer Document that has not been executed prior to the date of this Agreement if such Additional Transfer Document would be a Non-Conforming Additional Transfer Document.

Section 2.07.    Bank Accounts; Cash Balances.

(a)    Each Party agrees to take, or cause the members of its Group to take, at or prior to the Distribution Time, all actions necessary to amend all Contracts governing each bank and brokerage account owned by Spinco or any other member of the Spinco Group (collectively, the “Spinco Accounts”) so that such Spinco Accounts, if linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account owned by Pluto or any other member of the Pluto Group (collectively, the “Pluto Accounts”) are de-linked from the Pluto Accounts.

(b)    It is intended that, following consummation of the actions contemplated by Section 2.07(a), Spinco and Pluto will maintain separate bank accounts and separate cash management processes.

(c)    With respect to any outstanding checks issued by Pluto, Spinco or any of their respective Subsidiaries prior to the Distribution Time, such outstanding checks shall be honored following the Distribution Time by the Person owning the account on which the check is drawn; provided that, in the event the Liability associated with such check was intended to be the Liability of a member of the other Group following the Distribution Time, then the Party whose Group such Liability was intended to be shall promptly reimburse the Person that issued such check for the amount so drawn.

(d)    As between Pluto and Spinco (and the members of their respective Groups), all payments made and reimbursements received by either Party (or a member of its Group) after the Distribution Time that relate to a business, Asset or Liability of the other Party (or a member of its Group) shall be held by such Party in trust for the use and benefit of the Party entitled thereto and, promptly upon receipt by such Party of any such payment or reimbursement, such Party shall pay over, or shall cause the applicable member of its Group to pay over, to the other Party the amount of such payment or reimbursement without right of set-off.

Section 2.08.    Ancillary Agreements; Organizational Documents.

(a)    Each of Pluto and Spinco will execute and deliver, and cause each of their applicable Subsidiaries to execute and deliver, as applicable, all Ancillary Agreements (other than the Specified Purchase Agreement) to which it is a party, and cause to be implemented and become effective the Organizational Documents, in each case (i) on or prior to the Distribution Date and (ii) in compliance with Section 2.08(c).

(b)    Each of Pluto, Spinco and Utah agrees that it will use its reasonable best efforts to cooperate in good faith to finalize the Ancillary Agreements (other than the Specified Purchase Agreement) (in each case, including the schedules and exhibits thereto) by no later than 90 days after the date hereof. The obligations of the Parties to negotiate and execute the Specified Purchase Agreement shall be governed by the terms attached hereto as Exhibit H.

(c)    Unless otherwise agreed by Pluto and Utah, each Ancillary Agreement and Organizational Document shall be entered into and become effective in the applicable form attached hereto as an Exhibit (or, in the case of the IP Matters Agreement, the Specified Purchase Agreement and the Trademark License Agreement, on terms consistent with the terms attached hereto as Exhibits G, H, and I, respectively), subject to the obligation of each of Pluto, Spinco and Utah to use its reasonable best efforts to cooperate in good faith to finalize the schedules and exhibits thereto (or such Ancillary Agreement and the schedules and exhibits thereto).

Section 2.09.    Shared Contracts.

(a)    Except as otherwise agreed by Pluto and Utah or as otherwise provided in this Agreement or any Ancillary Agreement, and except with respect to any Shared Contract that relates to services to be provided under the Transition Services Agreement, the Parties shall use their commercially reasonable efforts to separate the Shared Contracts into separate contracts so that the Spinco Business will remain entitled to the rights and benefits, and shall be subject to the Liabilities, with respect to or arising from each Shared Contract to the extent related to the Spinco Business, and Pluto will retain the rights and benefits, and shall be subject to the Liabilities, with respect or arising from each Shared Contract to the extent related to the Pluto Business; provided that neither Group shall be required to pay any amount to any Third Party (other than as provided for in the underlying Contract), commence or participate in any Action or offer or grant any accommodation (financial or otherwise, including any accommodation or arrangement to remain secondarily liable or contingently liable for any Liability of the other Group) to any Third Party to obtain any such separation). If a counterparty to any Shared Contract that is entitled under the terms of the Shared Contract to consent to the separation of the Shared Contract has not provided such consent or if the separation of a Shared Contract has not been completed as of the Distribution Date for any other reason, then the Parties shall use their commercially reasonable efforts to develop and implement arrangements (including subcontracting, sublicensing, subleasing or back-to-back agreement) to pass along to the Spinco Group the benefit and the Liabilities of the portion of any such Shared Contract related to the Spinco Business and to pass along to the Pluto Group the benefit and the Liabilities of the portion of the Shared Contract related to the Pluto Business, as the case may be. If and when any such consent is obtained, the Shared Contract will be separated in accordance with this Section 2.09(a). With respect to each Shared Contract, the obligations set forth in this Section 2.09(a) shall terminate on the first anniversary of the Distribution Date or, if earlier, upon the termination or expiration of each such Shared Contract in accordance with its terms (without any obligation to renew or extend). Spinco shall bear any costs related to separating the Shared Contracts.

(b)    Except to the extent otherwise required by applicable Law, each of Pluto and Spinco shall, and shall cause its Affiliates to, (i) for all U.S. federal (and applicable state, local and foreign) income Tax purposes, treat the portion of each Shared Contract the rights and benefits of which inure to it or a member of its Group as Assets owned by, and/or Liabilities of, as applicable, it or the members of its Group, as applicable, and (ii) file all Tax Returns in a manner consistent with such treatment and not take any Tax position inconsistent therewith.

(c)    Except as otherwise agreed by Pluto and Utah or as otherwise provided in this Agreement or any Ancillary Agreement, (i) with respect to any Permits issued prior to the Distribution Date that are a Pluto Asset, but that, as of immediately prior to the Distribution

Date, provided rights or benefits that are reasonably required for the operation of the Spinco Business and (ii) with respect to any Spinco Permits issued prior to the Distribution Date that, as of immediately prior to the Distribution Date, provided rights or benefits that are reasonably required for the operation of the Pluto Business, in each case (i) and (ii), the Parties shall use their commercially reasonable efforts to transfer or modify such existing Permits, or apply for any new Permits, in each case as reasonably required to effectuate the Transactions.

Section 2.10.    Disclaimer of Representations and Warranties.

EACH OF PLUTO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE PLUTO GROUP) AND SPINCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE SPINCO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN THE BUSINESS COMBINATION AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT, THE BUSINESS COMBINATION AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT, THE BUSINESS COMBINATION AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING TO ANY OTHER PARTY HERETO OR THERETO IN ANY WAY, EXPRESS OR IMPLIED, AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OF OR FREEDOM FROM ANY LIENS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS, BUSINESSES OR LIABILITIES OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER OR THEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF, EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR THEREIN, ALL SUCH ASSETS ARE BEING OR HAVE BEEN TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE WITHOUT WARRANTY) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND VALID TITLE OR INTEREST, FREE AND CLEAR OF ANY LIEN, ENCUMBRANCE, CHARGE, ASSESSMENT OR OTHER ADVERSE CLAIM, AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH, AND ALL WARRANTIES OF HABITABILITY, MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, FUNCTION, ENVIRONMENTAL CONDITION, OPERATIONAL CONDITION, NON-INFRINGEMENT, VALIDITY AND ENFORCEABILITY AND ALL OTHER WARRANTIES ARISING UNDER THE UNIFORM COMMERCIAL CODE (OR SIMILAR NON-U.S. LAWS) ARE HEREBY DISCLAIMED.

Section 2.11.    Release of Guarantees.

(a)    On or prior to the Distribution Time or as soon as practicable thereafter, each Party shall each use commercially reasonable efforts to cause a member of the Spinco Group to be substituted in all respects for a member of the Pluto Group, as applicable, and for the members of the Pluto Group, as applicable, to be otherwise removed or released, effective as of the Distribution Time, in respect of all obligations of any member of the Spinco Group under each guarantee, indemnity, surety bond, letter of credit, banker acceptance and letter of comfort (each, a “Guarantee”), given or obtained by any member of the Pluto Group for the benefit of any member of the Spinco Group or the Spinco Business, including the removal of any Lien (other than Permitted Liens) on or in any Pluto Asset that may serve as collateral or security for any Spinco Liability. If Pluto and Spinco have been unable to effect any such substitution, removal, release and termination with respect to any such Guarantee as of the Distribution Time then, following the Distribution Time, Spinco shall effect such substitution, removal, release and termination as soon as reasonably practicable after the Distribution Time; provided that from and after the Distribution Time, Spinco shall indemnify against, hold harmless and promptly reimburse the members of the Pluto Group for any costs of maintaining any such Guarantee, any payments made by members of the Pluto Group and for any and all Liabilities of the applicable members of the Pluto Group arising out of, in whole or in part, any performance obligation in accordance with the underlying obligation under or ongoing maintenance of any such Guarantee (except to the extent the performance obligation under any such Guarantee shall have been triggered solely by an act or failure to act of the applicable guarantor (rather than the underlying obligor)).

(b)    On or prior to the Distribution Time or as soon as practicable thereafter, Pluto and Spinco shall each use their commercially reasonable efforts to cause a member of the Pluto Group to be substituted in all respects for a member of the Spinco Group, as applicable, and for the members of the Spinco Group, as applicable, to be otherwise removed or released, effective as of the Distribution Time, in respect of all obligations of any member of the Pluto Group under each Guarantee, given or obtained by any member of the Spinco Group for the benefit of any member of the Pluto Group or the Pluto Business, including the removal of any Lien (other than Permitted Liens) on or in any Spinco Asset that may serve as collateral or security for any Pluto Liability. If Pluto and Spinco have been unable to effect any such substitution, removal, release and termination with respect to any such Guarantee by the Distribution Time then, following the Distribution Time, Pluto shall effect such substitution, removal, release and termination as soon as reasonably practicable after the Distribution Time; provided that from and after the Distribution Time, Pluto shall indemnify against, hold harmless and promptly reimburse the members of the Spinco Group for any costs of maintaining any such Guarantee, any payments made by members of the Spinco Group and for the Liabilities of the applicable members of the Spinco Group arising out of, in whole or in part, any performance obligation in accordance with the underlying obligation under or ongoing maintenance of any such Guarantee (except to the extent the performance obligation under any such Guarantee shall have been triggered solely by an act or failure to act of the applicable guarantor (rather than the underlying obligor)).

(c)    In furtherance and not in limitation of Sections 2.11(a) and (b), to the extent required to obtain a release from a Guarantee of:

(i)    any member of the Pluto Group, Spinco shall execute a guarantee agreement in the form of the existing Guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Lien (other than Permitted Liens) on or in any Pluto Asset that may serve as collateral or security for any such Spinco Liability, except to the extent that such existing Guarantee contains representations, covenants or other terms or provisions either (i) with which Spinco would be reasonably unable to comply or (ii) which Spinco would not reasonably be able to avoid breaching; and

(ii)    any member of the Spinco Group, Pluto shall execute a guarantee agreement in the form of the existing Guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Lien (other than Permitted Liens) on or in any Spinco Asset that may serve as collateral or security for any such Pluto Liability, except to the extent that such existing Guarantee contains representations, covenants or other terms or provisions either (i) with which Pluto would be reasonably unable to comply or (ii) which Pluto would not reasonably be able to avoid breaching.

Section 2.12.    Novation of Spinco Liabilities.

(a)    Spinco shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as practicable following the Distribution Time, any consent, substitution, approval, release or amendment requested by Pluto required to novate or assign to the applicable member of the Spinco Group all obligations under Contracts and other obligations or Liabilities of any nature whatsoever that constitute Spinco Liabilities (other than any Spinco Liability that constitutes a Shared Contract Liability), or to obtain in writing the unconditional release of all parties to such arrangements other than any member of the Spinco Group, so that, in any such case, the members of the Spinco Group will be solely responsible for such Liabilities; provided, however, that neither Pluto nor Spinco shall be obligated to pay any consideration therefor or surrender, release or modify any rights or remedies to any Third Party from whom such consents, substitutions, approvals, releases or amendments are requested; provided, further, however, in any such case, that any legal fees or other administrative costs associated with obtaining such consents, substitutions, approvals, releases or amendments shall be borne by Spinco.

(b)    If Spinco is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, release or amendment, the applicable member of the Pluto Group shall continue to be bound by such Contracts and other obligations that constitute Spinco Liabilities and, unless not permitted by Law or the terms thereof, Spinco shall, as agent or subcontractor for Pluto or such other member of the Pluto Group, as the case may be, pay, perform and discharge fully all such obligations or other Liabilities of Pluto or such other member of the Pluto Group that constitute Spinco Liabilities, from and after the Distribution Time. Spinco shall indemnify each Pluto Indemnitee, and hold each of them harmless, against any Liabilities (other than any Pluto Liabilities) arising in connection therewith in accordance with Article IV. Pluto shall, and shall cause each member of the Spinco Group to, without further consideration, pay or remit, or cause to be paid or remitted, to Spinco or to another member of the Spinco Group specified by Spinco, promptly all money, rights and other consideration received by it or any member of the Pluto Group in respect of such performance (unless any such consideration is a Pluto Asset). If and when any such consent, substitution, approval, release or amendment shall be obtained or such Contract or other rights or obligations shall otherwise become assignable or able to be novated, Pluto shall thereafter assign, or cause to be assigned, all its rights, obligations and other Liabilities thereunder or any rights or obligations of any member of its Group to Spinco or to another member of the Spinco Group specified by Spinco without payment of further consideration and Spinco, without the payment of any further consideration shall, or shall cause such other member of the Spinco Group to, assume such rights and obligations.

Section 2.13.    Novation of Pluto Liabilities.

(a)    Pluto shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as practicable following the Distribution Time, any consent, substitution, approval, release or amendment requested by Spinco required to novate or assign to the applicable member of the Pluto Group all obligations under Contracts and other obligations or Liabilities of any nature whatsoever that constitute Pluto Liabilities (other than any Pluto Liability that constitutes a Shared Contract Liability), or to obtain in writing the unconditional release of all parties to such arrangements other than any member of the Pluto Group, so that, in any such case, the members of the Pluto Group will be solely responsible for such Liabilities; provided, however, that neither Pluto nor Spinco shall be obligated to pay any consideration therefor or surrender, release or modify any rights or remedies to any Third Party from whom such consents, substitutions, approvals, releases or amendments are requested; provided, further, however, that any legal fees or other administrative costs associated with obtaining such consents, substitutions, approvals, releases or amendments shall be borne by Pluto.

(b)    If Pluto is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, release or amendment, the applicable member of the Spinco Group shall continue to be bound by such Contracts and other obligations that constitute Pluto Liabilities and, unless not permitted by Law or the terms thereof, Pluto shall, as agent or subcontractor for Spinco or such other member of the Spinco Group, as the case may be, pay, perform and discharge fully all such obligations or other Liabilities of Spinco or such other member of the Spinco Group that constitute Pluto Liabilities from and after the Distribution Time. Pluto shall indemnify each Spinco Indemnitee and hold each of them harmless against any Liabilities (other than any Spinco Liability) arising in connection therewith, in accordance with Article IV. Spinco shall, and shall cause each member of the Spinco Group to, without further consideration, pay or remit, or cause to be paid or remitted, to Pluto or to another member of the Pluto Group specified by Pluto promptly all money, rights and other consideration received by it or any member of the Spinco Group in respect of such performance (unless any such consideration is a Spinco Asset). If and when any such consent, substitution, approval, release or amendment shall be obtained or such Contract or other rights or obligations shall otherwise become assignable or able to be novated, Spinco shall thereafter assign, or cause to be assigned, all its rights, obligations and other Liabilities thereunder or any rights or obligations of any member of the Spinco Group to Pluto or to another member of the Pluto Group specified by Pluto without the payment of any further consideration and Pluto, without the payment of any further consideration shall, or shall cause such other member of the Pluto Group to, assume such rights and obligations.

Section 2.14.    Insurance Policies.

(a)    From and after the Distribution Time, the Spinco Group and the Spinco Business shall cease to be insured by Pluto’s Insurance Policies. Pluto shall retain all rights to control its Insurance Policies, including the right to exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any of its Insurance Policies notwithstanding whether any such Insurance Policies apply to any Liabilities of any member of the Spinco Group. Spinco shall be responsible for securing all Insurance Policies that it considers appropriate for the Spinco Business and the operation thereof by the Spinco Group. Spinco agrees to arrange for its own Insurance Policies with respect to the Spinco Business and the Spinco Group. Spinco agrees, on behalf of itself and each member of the Spinco Group, from and after the Distribution Time, not to seek through any means to benefit from and not to assert any right, claim or interest in, to or under, any Insurance Policies of any member of the Pluto Group, except as permitted under Section 2.14(b).

(b)    For any claim asserted against Spinco or any Spinco Subsidiary after the Distribution Time arising out of an occurrence taking place prior to the Distribution Time (“Post-Closing Claims”), Spinco and each Spinco Subsidiary may access coverage under any occurrence-based third-party Insurance Policies of Pluto or its Subsidiaries (as applicable) in place prior to the Distribution Date under which Spinco or any Spinco Subsidiary is insured (the “Pre-Closing Occurrence-Based Policies”), to the extent such insurance coverage exists and provides coverage, without cost to Pluto and its Subsidiaries, for such Post-Closing Claim. Pluto and its Subsidiaries (as applicable) shall reasonably cooperate with Spinco and the Spinco Subsidiaries in connection with the tendering of such claims; provided, however, that: (i) Spinco or the Spinco Subsidiaries shall promptly notify Pluto of all such Post-Closing Claims; (ii) Spinco shall be responsible for the satisfaction or payment of any applicable retention, deductible or retrospective premium with respect to any Post-Closing Claim and shall reimburse to Pluto and its Subsidiaries all reasonable out-of-pocket costs and expenses incurred in connection with such claims. In the event that a Post-Closing Claim relates to the same occurrence for which Pluto or its Subsidiaries is seeking coverage under Pre-Closing Occurrence-Based Policies, and the limits under an applicable Pre-Closing Occurrence-Based Policy are not sufficient to fund all covered claims of Spinco or any Spinco Subsidiary (as applicable) and Pluto or its Subsidiaries (as applicable), amounts due under such a Pre-Closing Occurrence-Based Policy shall be paid to the respective Persons in proportion to the amounts that otherwise would be due were the limits of liability infinite.

(c)    The Parties agree that (i) neither Pluto nor any of its Subsidiaries shall be responsible for any Liabilities involving or related to Post-Closing Claims that are in excess of insurance coverage therefor under applicable Insurance Policies, and (ii) any amounts paid by an insurer and/or received by any member of the Spinco Group pursuant to this Section 2.14 shall not constitute indemnifiable Liabilities under Article IV, and no member of the Spinco Group shall have any right to indemnification under Article IV with respect to any such amounts.

(d)    In no event will a Party have any Liability whatsoever to any member of the other Party’s Group if any Insurance Policy is terminated or otherwise ceases to be in effect for any reason, is unavailable or inadequate to cover any Liability of any member of either Party’s Group for any reason whatsoever or is not renewed or extended. Furthermore, each Party, on behalf of its Group, releases each member of the other Party’s Group with respect to any Liabilities whatsoever as a result of the Insurance Policies and insurance practices of the other Party’s Group as in effect at any time prior to the Distribution Time, including as a result of (i) the level or scope of any insurance, (ii) the creditworthiness of any insurance carrier, (iii) the terms and conditions of any Insurance Policy or (iv) the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim.

(e)    This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the Pluto Group or the Spinco Group in respect of any insurance policy or any other contract or policy of insurance (other than, in the case of the Spinco Group, with respect to Pluto’s Insurance Policies to the extent set forth in this Section 2.14).

(f)    The treatment of workers’ compensation claims asserted against Spinco or any Spinco Subsidiary with respect to Pluto’s Insurance Policies shall be governed by this Section 2.14.

Section 2.15.    Intellectual Property.

Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, except for the Spinco IP Contracts and other Intellectual Property related agreements which relate specifically to the Spinco Business and were executed or entered into by the Spinco Business, including any such agreement that is a Spinco Contract, Pluto will retain all licenses, rights and royalty payments in and to any and all existing Intellectual Property license agreements with Third Parties, including the sole right to amend or modify such agreements.

Section 2.16.    Certain Adjustment.

(a)    Certain Definitions.

(i)    “Closing Working Capital” means, as of immediately prior to the Distribution Time, (A) all Spinco Assets constituting “current” or other assets, in each case, as set forth in the applicable line items to be determined in accordance with Schedule 2.16(a)(i), minus (B) all Spinco Liabilities constituting “current” or other liabilities, in each case, as set forth in the applicable line items to be determined in accordance with Schedule 2.16(a)(i), but, in the case of each of (A) and (B), excluding all items with respect to (i) income Taxes and (ii) cash, cash equivalents, marketable securities and other short-term investments, in each of the foregoing cases, prepared in accordance with Schedule 2.16(a)(i) and otherwise calculated in accordance with the Accounting Principles ((A) minus (B), the “Working Capital”), as such line items shall be finally determined in accordance with Section 2.16(d).

(ii)    “Working Capital Adjustment Amount” means:

(A)     if the Closing Working Capital is greater than 110% of the Closing Working Capital Target, then an amount equal to (1) the Closing Working Capital minus (2) 110% of the Closing Working Capital Target;

(B)     if the Closing Working Capital is less than 85% of the Closing Working Capital Target, then an amount equal to (1) the Closing Working Capital minus (2) 85% of the Closing Working Capital Target; and

(C)     if the Closing Working Capital is (1) equal to 110% of the Closing Working Capital Target, (2) less than 110% of the Closing Working Capital Target but greater than 85% of the Closing Working Capital Target or (3) equal to 85% of the Closing Working Capital Target, then an amount equal to $0.

(b)    Closing Statement.

(i)    Promptly following the Distribution Time, but in no event later than 90 days after the Distribution Time, Pluto shall prepare and deliver to Spinco a written statement for its review, prepared in accordance with the Accounting Principles (the “Closing Statement”), setting forth Pluto’s good-faith calculations of the Working Capital Adjustment Amount and the Spinco Cash Balance, together with reasonable supporting detail.

(ii)    Each Party shall make available to the other Party and, if applicable, to the Unaffiliated Accounting Firm, all books, records, documents, personnel and work papers (subject to, in the case of independent accountant work papers, the other Party or the Unaffiliated Accounting Firm, as applicable, entering into a customary release agreement with respect thereto) in the possession of such Party and reasonably requested by such other Party in connection with the preparation and review of the Closing Statement, the determination of the Disputed Items, the preparation of the Notice of Objection and the other matters contemplated by this Section 2.16.

(iii)    Spinco agrees that, following the Closing through the date that the Final Working Capital Adjustment Amount and the Final Spinco Cash Balance are determined in accordance with this Section 2.16, Spinco will not (and will cause its Affiliates not to) take any action with respect to any accounting books, records, policies or procedures on which the Closing Statement is based that would impede or delay the final determination of the Final Working Capital Adjustment Amount or the Final Spinco Cash Balance.

(c)    Disputes.

(i)    In the event that Spinco disputes the accuracy of the Working Capital Adjustment Amount or the Spinco Cash Balance as set forth in the Closing Statement, Spinco shall deliver to Pluto a reasonably detailed written statement describing each objection (with reference to the applicable account description) and specifying the amount that Spinco reasonably believes is the accurate amount for each disputed item (such statement, the “Notice of Objection”) within 60 days after receipt of the Closing Statement, and shall set forth, in writing and in reasonable detail, the reasons for Spinco’s objections.

(ii)    If Spinco timely delivers a Notice of Objection in accordance with Section 2.16(b)(i), only those matters specified in such Notice of Objection shall be deemed to be in dispute (the “Disputed Items”), and all other matters included in the Closing Statement, shall be final, conclusive and binding upon the Parties. If Spinco does not deliver a Notice of Objection before the conclusion of the 60-day period referred to in Section 2.16(c)(i), the Closing Statement shall be final, conclusive and binding upon the Parties, and Spinco shall be deemed to have agreed with all items and amounts contained in the Closing Statement. Pluto and Spinco shall endeavor in good faith to resolve any Disputed Items within 30 days after Pluto’s receipt of the Notice of Objection (the “Resolution Period”).

(iii)    If Pluto and Spinco are unable to resolve any Disputed Item during the Resolution Period, Pluto and Spinco jointly shall, as soon as practicable and in any event within 25 days after the expiration of the Resolution Period, engage an internationally recognized independent accounting firm, which firm shall not be the regular independent accounting firm for Pluto or Utah (the firm so engaged, the “Unaffiliated Accounting Firm”), to resolve the Disputed Items (in a manner consistent with this Section 2.16). Promptly after joint engagement of the Unaffiliated Accounting Firm, Pluto and Spinco shall provide the Unaffiliated Accounting Firm with a copy of this Agreement, the Closing Statement and the Notice of Objection. Each of Pluto and Spinco shall deliver to the Unaffiliated Accounting Firm and to the other Party simultaneously a written submission of its final position with respect to each of the Disputed Items (which position may not be outside of the range between the respective amounts set forth in the Closing Statement and the Notice of Objection) within 15 days of the engagement of such Unaffiliated Accounting Firm. Each of Pluto and Spinco shall thereafter be entitled to submit a rebuttal to the other’s submission, which rebuttals shall be delivered to the Unaffiliated Accounting Firm and to the other Party simultaneously within 10 days of the delivery of the Parties’ initial submissions to the Unaffiliated Accounting Firm and to each other. Neither Party may make (nor permit any of its Affiliates or Representatives to make) any additional submission to the Unaffiliated Accounting Firm or otherwise communicate with the Unaffiliated Accounting Firm without providing the other Party a reasonable opportunity to participate in such communication. The Unaffiliated Accounting Firm shall have 30 days following submission of the Parties’ rebuttals to review the documents provided to it pursuant to this Section 2.16 and to deliver its reasoned written determination with respect to each of the Disputed Items submitted to it for resolution, as well as its determination of the Working Capital Adjustment Amount and/or the Spinco Cash Balance that was a Disputed Item. The Unaffiliated Accounting Firm shall resolve Disputed Items submitted to it based solely on the information provided to the Unaffiliated Accounting Firm by the Parties pursuant to the terms of this Agreement and not by independent review. The Unaffiliated Accounting Firm’s authority shall be limited to resolving disputes with respect to whether the individual Disputed Items were prepared in accordance with Schedule 2.16(a)(i) and otherwise in accordance with the

Accounting Principles. In resolving each Disputed Item, the Unaffiliated Accounting Firm shall choose either the value assigned by Pluto to such item or the value assigned by Spinco to such item, based on the Unaffiliated Accounting Firm’s assessment of which value is most consistent with Schedule 2.16(a)(i) and the Accounting Principles, and may not assign a value for any item other than a value proposed by Pluto or Spinco in its respective final submission to the Unaffiliated Accounting Firm. The determination of the Unaffiliated Accounting Firm in respect of the correctness of each Disputed Item shall, absent manifest error, be final, conclusive and binding on Pluto and Spinco and not subject to appeal by either of the Parties, and judgment thereof may be entered or enforced in any court of competent jurisdiction.

(iv)    The fees and expenses, if any, of the Unaffiliated Accounting Firm incurred in connection with this Agreement shall be allocated between the Parties based upon the ratio which the aggregate amount of the Disputed Items awarded to Spinco bears to the aggregate amount of the Disputed Items contested by Spinco. Except as provided in the immediately preceding sentence, all other costs and expenses incurred by the Parties in connection with resolving any dispute hereunder before the Unaffiliated Accounting Firm shall be borne by the Party incurring such cost or expense.

(d)    Final Adjustment. The Working Capital Adjustment Amount, as finally determined pursuant to this Section 2.16 (whether by failure of Spinco to deliver a Notice of Objection, by agreement of Pluto and Spinco or by determination of the Unaffiliated Accounting Firm), is referred to herein as the “Final Working Capital Adjustment Amount”. The Spinco Cash Balance, as finally determined pursuant to this Section 2.16 (whether by failure of Spinco to deliver a Notice of Objection, by agreement of Pluto and Spinco or by determination of the Unaffiliated Accounting Firm), is referred to herein as the “Final Spinco Cash Balance”.

(e)    Not later than five Business Days after the determination of the Final Working Capital Adjustment Amount:

(i)    if the Final Working Capital Adjustment Amount is a positive number, then Spinco shall pay to Pluto an amount of cash equal to the Final Working Capital Adjustment Amount;

(ii)    if the Final Working Capital Adjustment Amount is a negative number, then Pluto shall pay to Spinco an amount of cash equal to the absolute value of the Final Working Capital Adjustment Amount; and

(iii)    if the Final Working Capital Adjustment Amount is $0, then neither Party shall have any obligation to make a payment to the other Party in respect thereof.

(f)    Not later than five Business Days after the determination of the Final Spinco Cash Balance, Spinco shall pay to Pluto an amount of cash equal to the Final Spinco Cash Balance. Notwithstanding the foregoing, if the Final Spinco Cash Balance is larger than the Spinco Cash Target, then Spinco shall pay to Pluto an amount of cash equal to the Spinco Cash Target (rather than the Final Spinco Cash Balance) pursuant to the preceding sentence and Spinco and Pluto shall cooperate for twenty-four (24) months following the Distribution Time to allow Pluto to recover an amount of cash, cash equivalents, marketable securities and other short-term investments equal to the amount by which the Final Spinco Cash Balance exceeds the Spinco Cash Target in a Tax efficient manner; provided that Pluto shall be responsible for any costs, Liabilities or obligations to Third Parties (including Taxes) incurred by any member of the Spinco Group in connection with the recovery referred to in this sentence.

Section 2.17.    Payment of Financing Obligations.

From and after the Closing Date, Spinco shall pay Pluto an amount of cash equal to 100% of the Financing Obligations (such payment to be made promptly and in any event within ten (10) Business Days of delivery by Pluto of a written request therefor accompanied by reasonable supporting documentation evidencing such Financing Obligations).

Section 2.18.    Treatment of Payments.

Any payment pursuant to Section 2.16(e), 2.16(f) or 2.17 shall be treated as an adjustment to the payment by Spinco to Pluto of the Spinco Cash Distribution pursuant to Section 2.01(a)(ii) for all U.S. federal (and applicable state, local and foreign) income Tax purposes and shall be made in immediately available funds in U.S. dollars by wire transfer to a bank account designated in writing by the Party entitled to receive the payment. The last two sentences of Section 2.01(a)(ii) shall apply to any such payments received by Pluto from Spinco mutatis mutandis.

ARTICLE III

THE DISTRIBUTION

Section 3.01.    Actions at or Prior to the Distribution Time.

Prior to the Distribution Time and subject to the terms and conditions set forth herein, the following shall occur:

(a)    Securities Laws Matters.

(i)    Spinco shall cooperate with Pluto to accomplish the Distribution, including in connection with the preparation of all documents and the making of all filings required in connection with the Distribution. Pluto shall be permitted to reasonably direct and control the efforts of the Parties in connection with the Distribution, and Spinco shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things reasonably necessary to facilitate the Distribution as reasonably directed by Pluto in good faith and in accordance with the applicable terms and subject to the conditions of this Agreement and the other Ancillary Agreements.

(ii)    Spinco or Pluto, as applicable, shall file the Spinco Disclosure Documents and any amendments or supplements thereto as may be necessary or advisable in order to cause the Spinco Disclosure Documents to become and remain effective as required by the SEC or federal, state or other applicable securities Laws. Pluto and Spinco shall prepare and mail or otherwise make available, prior to any Distribution Date, to the holders of Pluto Common Stock, such information concerning Spinco, Utah, their respective businesses, operations and management, the Distribution and such other matters as Pluto shall reasonably determine and as may be required by Law. Pluto and Spinco will prepare, and Spinco will, to the extent required by applicable Law, file with the SEC, any such documentation and any requisite no-action letters which Pluto determines are necessary or desirable to effectuate the Distribution, and Pluto and Spinco shall use their respective commercially reasonable efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable. Pluto and Spinco shall take all such actions as may be necessary or appropriate under the securities or “blue sky” Laws of states or other political subdivisions of the United States and shall use commercially reasonable efforts to comply with all applicable foreign securities Laws in connection with the transactions contemplated by this Agreement and the other Ancillary Agreements.

(b)    Spinco Financing Arrangements. Before the Distribution Date, subject to the terms and conditions of Section 8.8 of the Business Combination Agreement, Spinco shall enter into a definitive agreement or agreements providing for Indebtedness for borrowed money in an aggregate principal amount sufficient to fund the payment by Spinco to Pluto of the Spinco Cash Distribution pursuant to Section 2.01(a)(ii), which Indebtedness for borrowed money shall consist of borrowings on the terms and conditions contemplated by Financing or Permanent Financing (each as defined in the Business Combination Agreement) (collectively, the “Spinco Financing Arrangements”).

(c)    Cash Reduction. Without limiting the requirements of Section 2.05, prior to the Distribution Time, Pluto may, and may cause the members of the Pluto Group and the Spinco Group to, take such actions as Pluto deems advisable to minimize or reduce the amount of cash and cash equivalents in excess of the Spinco Cash Target remaining in any accounts held by or in the name of a member of the Spinco Group as of immediately prior to the Distribution Time; provided that Pluto shall not, and shall not permit any member of the Pluto Group or the Spinco Group to, (i) remove cash in a manner that would shift Taxes of Spinco from the period prior to the Distribution Time to after the Distribution Time, (ii) remove cash through an agreement or a commitment to a Tax authority that would impose obligations on Spinco to Third Parties after the Distribution Time or (iii) remove cash that would result in a violation of the minimum capital required by Law to be held by a Spinco Subsidiary.

(d)    Issuance of Spinco Common Stock. Prior to the Distribution, as partial consideration of the transfer of the Spinco Assets contemplated by the Contribution, Spinco shall issue to Pluto additional shares of Spinco Common Stock such that the number of shares of Spinco Common Stock then outstanding and held by members of the Pluto Group shall be equal to the Spinco Pre-Combination Outstanding Shares.

(e)    Distribution Agent. Pluto shall enter into a distribution agent agreement with the Distribution Agent or otherwise provide instructions to the Distribution Agent regarding the Distribution.

Section 3.02.    Conditions Precedent to the Distribution.

(a)    Pluto shall not be obligated to effect the Distribution unless each of the conditions set forth in Article IX of the Business Combination Agreement, other than Section 9.1(c) (the Distribution) of the Business Combination Agreement, shall have been satisfied or waived in accordance with the terms of the Business Combination Agreement.

(b)    Without the prior written consent of Utah (not to be unreasonably withheld, conditioned or delayed), the Distribution shall not occur unless the Parties shall have complied with all obligations set forth in Section 2.08(a), and the actions expressly contemplated by Section 2.08(a) shall have occurred on or prior to the Distribution Date.

Section 3.03.    The Distribution.

(a)    Pluto may elect, in its sole discretion, to effect the Distribution in the form of (i) a One-Step Spin-Off; or (ii) an Exchange Offer (including any Clean-Up Spin-Off); provided that (A) the Exchange Offer (including any Clean-Up Spin-Off) preserves the economic value of the Combination to Utah and (B) the Exchange Offer (including any Clean-Up Spin-Off) would be completed in a manner so that the Distribution and the Combination would occur as promptly as reasonably practicable (assuming the conditions to the Business Combination Agreement (other than the conditions set forth in Section 9.1(b) or Section 9.1(c) thereof) would be satisfied or waived at or prior to the time of completion of the Distribution and Contribution) and in any event prior to the Outside Date. Pluto shall provide written notice to Utah of the proposed form of the Distribution no later than 30 days prior to the anticipated Distribution Date.

(b)    If Pluto elects to effect the Distribution in the form of a One-Step Spin-Off, then the Board of Directors of Pluto, in accordance with applicable Law, shall establish (or designate Persons to establish) a Record Date and the Distribution Date to allow the Distribution to occur as promptly as reasonably practicable (assuming the conditions to the Business Combination Agreement (other than the conditions set forth in Section 9.1(b) or Section 9.1(c) thereof) would be satisfied or waived at or prior to the time of completion of the Distribution and Contribution) and in any event prior to the Outside Date, and Pluto shall establish appropriate procedures in connection with, and to effectuate in accordance with applicable Law, the Distribution. All shares of Spinco Common Stock held by Pluto on the Distribution Date shall be distributed to the holders of record of Pluto Common Stock in the manner determined by Pluto and in accordance with Section 3.03(f). To the extent the Distribution is effected as a One-Step Spin-Off, subject to the terms thereof, in accordance with Section 3.03(f), each holder of Pluto Common Stock on the Record Date shall be entitled to receive for each share of Pluto Common Stock held by such holder on the Record Date a number of shares of Spinco Common Stock equal to (i) the total number of shares of Spinco Common Stock held by Pluto on the Distribution Date, multiplied by (ii) a fraction, the numerator of which is the number of shares of Pluto Common Stock held by such holder on the Record Date and the denominator of which is the total number of shares of Pluto Common Stock outstanding on the Record Date.

(c)    If Pluto elects to effect the Distribution as an Exchange Offer, Pluto shall determine the terms of such Exchange Offer, including the number of shares of Spinco Common Stock that will be offered for each validly tendered share of Pluto Common Stock of Pluto, the period during which such Exchange Offer shall remain open and any extensions thereto, the procedures for the tender and exchange of shares and all other terms and conditions of such Exchange Offer, which terms and conditions shall comply with all securities Law requirements applicable to such Exchange Offer; provided that Pluto shall commence and complete the Exchange Offer (including any Clean-Up Spin-Off) as promptly as reasonably practicable (assuming the conditions to the Business Combination Agreement (other than the conditions set forth in Section 9.1(b) or Section 9.1(c) thereof) would be satisfied or waived at or prior to the time of completion of the Distribution and Contribution) and in any event prior to the Outside Date. In the event that, in the Exchange Offer, not all of the shares of Spinco Common Stock offered in the Exchange Offer are subscribed for, then all shares of Spinco Common Stock held by Pluto that are not exchanged pursuant to the Exchange Offer will be distributed as a dividend to Pluto stockholders on a pro rata basis on the Distribution Date and immediately following the consummation of the Exchange Offer (the “Clean-Up Spin-Off”), so that Pluto will be treated for U.S. federal income Tax purposes as having distributed all of the shares of Spinco Common Stock to the Pluto stockholders. The terms and conditions of any Clean-Up Spin-Off will be as determined by Pluto, subject to the provisions of Section 3.03(b), mutatis mutandis.

(d)    None of the Parties, nor any of their Affiliates hereto, shall be liable to any Person in respect of any shares of Spinco Common Stock (or dividends or distributions with respect thereto) that are properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e)    Pluto, Spinco, or the Distribution Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payments under the Code or any provision of local or foreign Tax Law. Any withheld amounts will be treated for all purposes of this Agreement as having been paid to the Persons otherwise entitled thereto.

(f)    Upon the consummation of the One-Step Spin-Off or the Exchange Offer, Pluto shall deliver to the Distribution Agent, a global certificate representing the Spinco Common Stock being distributed in the One-Step Spin-Off or exchanged in the Exchange Offer, as the case may be, for the account of the Pluto stockholders that are entitled thereto. Upon a Clean-Up Spin-Off, if any, Pluto shall deliver to the Distribution Agent an additional global certificate representing the Spinco Common Stock being distributed in the Clean-Up Spin-Off for the account of the Pluto stockholders that are entitled thereto. The Distribution shall be deemed to be effective upon written authorization from Pluto to the Distribution Agent to proceed.

Section 3.04.    Authorization of Spinco Common Stock to Accomplish the Distribution.

Prior to the Distribution, Pluto and Spinco shall take all necessary action required to increase the number of authorized shares of Spinco Common Stock so that the Spinco Common Stock then issued and outstanding shall equal to the number of shares of Spinco Common Stock necessary to effect the Distribution.

Section 3.05.    Public Announcements.

From and after the Distribution Time, Pluto and Spinco shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statement that relates to the transactions contemplated by this Agreement or any Ancillary Agreement, and shall not issue any such press release or make any such public statement (to the extent not previously issued or made in accordance with this Agreement) prior to such consultation, except as may be required by applicable Law or where such press release or public statements are consistent with previous press releases, public disclosures or public statements issued or made in accordance with this Agreement.

Section 3.06.    Release of Liens.

Pluto shall, at its sole cost and expense, use reasonable best efforts to cause any Lien on any Spinco Asset that may serve as collateral or security for any Indebtedness of any member of the Pluto Group to be unconditionally released and discharged (any such unconditional release and discharge, a “Discharge”) prior to the Distribution Time. If any such Lien is not so Discharged prior to the Distribution Time, Pluto shall continue, at it sole cost and expense, to use reasonable best efforts to cause such Lien to be Discharged as promptly as possible thereafter and in all events until such Lien is Discharged. Utah shall be a third party beneficiary of the covenant set forth in this Section 3.06.

ARTICLE IV

MUTUAL RELEASES; INDEMNIFICATION

Section 4.01.    Release of Pre-Distribution Claims.

(a)    Spinco Release of Pluto. Except as provided in Section 4.01(c), Section 4.03, any Ancillary Agreement or the Business Combination Agreement, effective as of the Distribution Time, Spinco does hereby, for itself and for each other member of the Spinco Group as of the Distribution Time and their respective successors and assigns and, to the extent permitted by Law, all Persons who at any time on or prior to the Distribution Time have been stockholders, directors, officers, managers, members, employees or agents of any member of the Spinco Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) Pluto and each member of the Pluto Group as of the Distribution Time, their respective successors and assigns, (ii) all Persons who at any time on or prior to the Distribution Time have been stockholders, directors, officers, managers, members, employees or agents of any member of the Pluto Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, and (iii) all Persons who at any time prior to the Distribution Time are or have been stockholders, directors, officers, managers, members, employees or agents of a Transferred Entity and who are not, as of immediately following the Distribution Time, stockholders, directors, officers, managers, members, employees or agents of Spinco or a member of the Spinco Group, and their respective heirs, executors, administrators, successors and assigns, in each case from: (A) all Spinco Liabilities and (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Transactions, the Combination and the other transactions contemplated hereunder or under any Ancillary Agreement or the Business Combination Agreement or pursuant to the Internal Reorganization Plan.

(b)    Pluto Release of Spinco. Except as provided in Section 4.01(c), Section 4.02, any Ancillary Agreement or the Business Combination Agreement, effective as of the Distribution Time, Pluto does hereby, for itself and for each member of the Pluto Group as of the Distribution Time and their respective successors and assigns and, to the extent permitted by Law, all Persons who at any time on or prior to the Distribution Time, have been stockholders, directors, officers, managers, members, employees or agents of any member of the Pluto Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) the Spinco Indemnitees, and (ii) all Persons who at any time on or prior to the Distribution Time have been stockholders, directors, officers, managers, members, employees or agents of any member of the Spinco Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators successors and assigns, in each case from (A) all Pluto Liabilities and (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Transactions, the Combination and the other transactions contemplated hereunder or under any Ancillary Agreement or the Business Combination Agreement or pursuant to the Internal Reorganization Plan.

(c)    Obligations Not Affected. Nothing contained in Section 4.01(a) or (b) shall (x) impair any right of any Person to enforce this Agreement, any Additional Transfer Document, any Ancillary Agreement, the Business Combination Agreement or any Contracts that are specified in Section 2.05(b) or the applicable schedules thereto as not to terminate as of the Distribution Time, in each case in accordance with its terms or (y) release any Person from:

(i)    any Liability provided in or resulting from any Contract among any Persons in the Pluto Group or the Spinco Group that is specified in Section 2.05(b) or the applicable schedules thereto as not to terminate as of the Distribution Time, or any other Liability specified in such Section 2.05(b) as not to terminate as of the Distribution Time;

(ii)    any Liability assumed or retained by, or transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any Person in any Group under, this Agreement, any Additional Transfer Document, any Ancillary Agreement or the Business Combination Agreement, including (A) with respect to Spinco, any Spinco Liability and (B) with respect to Pluto, any Pluto Liability;

(iii)    any Liability provided in or resulting from any Contract or understanding that is entered into after the Distribution Time between a member of the Pluto Group, on the one hand, and a member of the Spinco Group, on the other hand;

(iv)    any Liability that the Parties may have with respect to any claim for indemnification, recovery or contribution brought pursuant to this Agreement or any Ancillary Agreement, which Liability shall be governed by the provisions of this Article IV or, if applicable, the appropriate provisions of the Ancillary Agreements; or

(v)    any Liability the release of which would result in the release of any Person other than a Person expressly contemplated to be released pursuant to this Section 4.01.

In addition, nothing contained in Section 4.01(a) shall release Pluto from indemnifying any director, officer, manager, member, employee or agent of Spinco who was a director, officer, manager, member, employee or agent of Pluto or any of its Affiliates on or prior to the Distribution Time, to the extent such director, officer, manager, member, employee or agent incurs any Loss to which he or she was entitled to such indemnification pursuant to obligations existing prior to the Distribution Time, it being understood that if the underlying Action giving rise to such obligation is a Spinco Liability, Spinco shall indemnify Pluto for such obligation (including Pluto’s costs to indemnify the director, officer, manager, member, employee or agent) in accordance with the provisions set forth in this Article IV.

(d)    No Claims. Spinco shall not, and shall not permit any member of the Spinco Group, to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution, recovery or any indemnification, against Pluto or any member of the Pluto Group, or any other Person released pursuant to Section 4.01(a), with respect to any Liabilities released pursuant to Section 4.01(a). Pluto shall not, and shall not permit any member of the Pluto Group, to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution, recovery or any indemnification against Spinco or any member of the Spinco Group, or any other Person released pursuant to Section 4.01(b), with respect to any Liabilities released pursuant to Section 4.01(b). If any Person associated with either Pluto or Spinco (including any member of their respective Groups and any of their respective directors, officers, managers, members, employees or agents) initiates an Action with respect to claims released by this Section 4.01, the Party with which such Person is associated shall indemnify the other Party against such Action in accordance with the provisions set forth in this Article IV.

(e)    Execution of Further Releases. At any time at or after the Distribution Time, at the request of either Party, the other Party shall cause each other member of its respective Group (and, to the extent practicable, each other Person on whose behalf a release and discharge is granted in Section 4.01(a) or (b)) to execute and deliver releases reflecting the provisions hereof.

Section 4.02.    Indemnification by Spinco.

Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, Spinco shall, and shall cause the other members of the Spinco Group to, indemnify,

defend and hold harmless Pluto, each other member of the Pluto Group and each of their Affiliates and each member of the Pluto Group’s and their respective Affiliates’ directors, officers, managers, members, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Pluto Indemnitees”), from and against any and all Losses of the Pluto Indemnitees relating to, arising out of or resulting from any of the following items (without duplication and including any such Losses arising by way of setoff, counterclaim or defense or enforcement of any Lien):

(a)    any Spinco Liability;

(b)    any failure of Spinco, any other member of the Spinco Group or any other Person to pay, perform or otherwise promptly discharge any Spinco Liability in accordance with its terms, whether prior to, on or after the Distribution Time;

(c)    except to the extent it relates to a Pluto Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the Spinco Group by any member of the Pluto Group that survives following the Distribution Time;

(d)    any breach by Spinco or any member of the Spinco Group of this Agreement, any Additional Transfer Document or any Ancillary Agreement (other than any Ancillary Agreement which expressly provides for separate indemnification therein, in which case, any such indemnification claims shall be made thereunder);

(e)    Liabilities arising out of claims made by either Party’s securityholders or lenders to the extent relating to the Financing or the Permanent Financing, including the use of any information in connection therewith (other than information provided by or on behalf of Pluto or any of its Subsidiaries in writing prior to the Closing Date, including the information described in Section 6.23 of the Business Combination Agreement); and

(f)    Liabilities arising out of claims made by either Party’s securityholders or lenders to the extent relating to any breach by the Utah Parties or inaccuracy as of Closing of the representations and warranties set forth in Section 7.23 of the Business Combination Agreement.

Notwithstanding anything to the contrary herein, in no event will any Pluto Indemnitee have the right to seek indemnification from any member of the Spinco Group with respect to any claim or demand against any member of the Pluto Group for the satisfaction of the Pluto Liabilities.

Section 4.03.    Indemnification by Pluto.

Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, Pluto shall, and shall cause the other members of the Pluto Group to, indemnify, defend and hold harmless Spinco, each other member of the Spinco Group and each of their Affiliates and each member of the Spinco Group’s and their respective Affiliates’ directors, officers, managers, members, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Spinco Indemnitees”), from and against any and all Losses of the Spinco Indemnitees relating to, arising out of or resulting from any of the following items (without duplication and including any Losses arising by way of setoff, counterclaim, defense or enforcement of any Lien):

(a)    any Pluto Liability;

(b)    any failure of Pluto, any other member of the Pluto Group or any other Person to pay, perform or otherwise promptly discharge any Pluto Liability in accordance with its terms, whether prior to, on or after the Distribution Time;

(c)    except to the extent it relates to a Spinco Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the Pluto Group by any member of the Spinco Group that survives following the Distribution Time;

(d)    any breach by Pluto or any member of the Pluto Group of this Agreement, any Additional Transfer Document or any Ancillary Agreement (other than any Ancillary Agreement which expressly provides for separate indemnification therein, in which case, any such indemnification claims shall be made thereunder);

(e)    Liabilities arising out of claims made by either Party’s securityholders or lenders to the extent relating to the use of any information provided by or on behalf of Pluto or any of its Subsidiaries in writing prior to the Closing Date in connection with the Financing or the Permanent Financing, including the information described in Section 6.23 of the Business Combination Agreement; and

(f)    Liabilities arising out of claims made by either Party’s securityholders or lenders to the extent relating to any breach by Pluto or inaccuracy as of Closing of the representations and warranties set forth in Section 6.23 of the Business Combination Agreement.

Notwithstanding anything to the contrary herein, in no event will any Spinco Indemnitee have the right to seek indemnification from any member of the Pluto Group with respect to any claim or demand against any member of the Spinco Group for the satisfaction of the Spinco Liabilities.

Section 4.04.    Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a)    The Parties intend that any Loss subject to indemnification or reimbursement pursuant to this Article IV will be net of Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of any indemnifiable Liability. Accordingly, the amount that either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or contribution hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of such Indemnitee in respect of the related Loss. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Loss and subsequently receives Insurance Proceeds or any other amounts in respect of the related Loss, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof) had been received, realized or recovered before the Indemnity Payment was made.

(b)    An insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of any provisions contained in this Agreement or any Ancillary Agreement, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other Third Party shall be entitled to a “wind-fall” (i.e., a benefit that such insurer or other Third Party would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification and contribution provisions hereof. Each Party shall, and shall cause the members of its Group to, use commercially reasonable efforts (taking into account the probability of success on the merits and the cost of expending such efforts, including attorneys’ fees and expenses) to collect or recover any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification or contribution may be available under this Article IV. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Action to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or contribution or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

(c)    If an indemnification claim is covered by the indemnification provisions of an Ancillary Agreement, the claim shall be made under the Ancillary Agreement to the extent applicable and the provisions thereof shall govern such claim. In no event shall any Party be entitled to double recovery for the same Loss from the indemnification provisions of this Agreement and any Ancillary Agreement (including by being taken into account in the determination of the Closing Working Capital).

Section 4.05.    Procedures for Indemnification of Third-Party Claims.

(a)    Notice of Claims. If, at or following the date of this Agreement, an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the Pluto Group or the Spinco Group of any claim or of the commencement by any such Person of any Action with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 4.02 or Section 4.03, or any other Section of this Agreement or any Ancillary Agreement (collectively, a “Third-Party Claim”), such Indemnitee shall give such Indemnifying Party written notice thereof as promptly as practicable, but in any event within thirty (30) days (or sooner if the nature of the Third-Party Claim so requires) after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail, including the facts and circumstances giving rise to such claim for indemnification, and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of any Indemnitee to provide notice as provided in this Section 4.05(a) shall not relieve an Indemnifying Party of its obligations under this Article IV, except to the extent, and only to the extent, that such Indemnifying Party is actually prejudiced by such failure to give notice in accordance with this Section 4.05(a).

(b)    Control of Defense. An Indemnifying Party may elect (but shall not be required) to defend (and seek to settle or compromise), at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel (which counsel shall be reasonably satisfactory to the Indemnitee), any Third-Party Claim; provided that the Indemnifying Party shall not be entitled to defend such Third-Party Claim and shall pay the reasonable fees and expenses of one separate counsel for all Indemnitees if the claim for indemnification relates to or arises in connection with any criminal action, indictment or allegation or if such Third-Party Claim seeks an injunction or equitable relief against the Indemnitee (and not any Indemnifying Party or any of its Affiliates). Within thirty (30) days after the receipt of notice from an Indemnitee in accordance with Section 4.05(a) (or sooner, if the nature of such Third-Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether the Indemnifying Party will assume responsibility for defending such Third-Party Claim, which election shall specify any reservations or exceptions to its defense. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee; provided, however, in the event that the Indemnifying Party has elected to assume the defense of the Third-Party Claim but has specified, and continues to assert, any reservations or exceptions in such notice, then, in such case, the reasonable fees and expenses of one separate counsel for all Indemnitees shall be borne by the Indemnifying Party; and provided further that the Indemnifying Party will pay the reasonable fees and expenses of such separate counsel if, based on the reasonable opinion of legal counsel to the Indemnitee, a conflict or potential conflict of interest exists between the Indemnifying Party and the Indemnitee which makes representation of both parties inappropriate under applicable standards of professional conduct.

(c)    No Assumption of Defense. If an Indemnifying Party elects not to assume responsibility for defending a Third-Party Claim, or fails to notify an Indemnitee of its election as provided in Section 4.05(b), then the applicable Indemnitee may defend such Third-Party Claim at the cost and expense of the Indemnifying Party to the extent indemnification is available under the terms of this Agreement. If an Indemnifying Party elects not to assume responsibility for defending a Third-Party Claim, or fails to notify an Indemnitee of its election as provided in Section 4.05(b), then, it shall not be a defense to any obligation of the Indemnifying Party to pay any amount in respect of such Third-Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or, subject to Section 4.05(d), that such Third-Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.

(d)    No Settlement. Neither Party may settle or compromise any Third-Party Claim for which either Party is seeking to be indemnified hereunder without the prior written consent of the other Party, which consent may not be unreasonably withheld, conditioned or delayed, unless such settlement or compromise is solely for monetary damages that are fully payable by the settling or compromising party, does not involve any admission, finding or determination of wrongdoing or violation of Law by the other Party and provides for a full, unconditional and irrevocable release of the other Party from all Liability in connection with the Third-Party Claim.

Section 4.06.    Additional Matters.

(a)    Notice of Direct Claims. Any claim on account of a Loss which does not result from a Third-Party Claim shall be asserted by prompt written notice given by the Indemnitee to the applicable Indemnifying Party; provided that the failure by an Indemnitee to so assert any such claim shall not prejudice the ability of the Indemnitee to do so at a later time, except to the extent (if any) that the Indemnifying Party is actually prejudiced thereby. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If the Indemnifying Party objects to the applicable claim, in whole or in part, or if such Indemnifying Party does not respond within such thirty (30)-day period, then such Indemnitee shall be free to pursue such remedies as may be available to such Indemnitee as contemplated by this Agreement, without prejudice to its continuing rights to pursue indemnification hereunder.

(b)    Timing of Payments. Indemnification or contribution payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification or contribution under this Article IV shall be paid reasonably promptly (but in any event within thirty (30) days of the final determination of the amount that the Indemnitee is entitled to indemnification or contribution under this Article IV) by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities.

(c)    Pursuit of Claims Against Third Parties. If (i) a Party incurs any Liability arising out of this Agreement or any Ancillary Agreement; (ii) an adequate legal or equitable remedy is not available for any reason against the other Party to satisfy the Liability incurred by the incurring Party; and (iii) a legal or equitable remedy may be available to the other Party against a Third Party for such Liability, then the other Party shall use its commercially reasonable efforts to cooperate with the incurring Party, at the incurring Party’s expense, to permit the incurring Party to obtain the benefits of such legal or equitable remedy against the Third Party.

(d)    Subrogation. If payment is made by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(e)    Substitution. In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant or otherwise add the Indemnifying Party as party thereto, if at all practicable. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this Article IV, and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement, and the cost of any interest or penalties relating to any judgment or settlement with respect to such Third-Party Claim.

(f)    Tax Matters Agreement Coordination. The provisions of Section 4.02 through Section 4.10 shall not apply to Taxes. It is understood and agreed that Taxes and Tax matters, including the control of Tax-related proceedings, shall be governed by the Tax Matters Agreement or the Employee Matters Agreement, as applicable. In the case of any conflict or inconsistency between this Agreement and the Tax Matters Agreement or the Employee Matters Agreement, as applicable, in relation to any matters addressed by the Tax Matters Agreement or the Employee Matters Agreement, as applicable, the Tax Matters Agreement or the Employee Matters Agreement, as applicable, shall prevail.

(g)    Mitigation. The common law principles of the State of Delaware with respect to the mitigation of damages shall apply to this Agreement and each Ancillary Agreement.

Section 4.07.     Right of Contribution.

(a)    Contribution. If any right of indemnification contained in Section 4.02 or Section 4.03 is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless an Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by the Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the members of its Group, on the one hand, and the Indemnitees entitled to contribution, on the other hand, as well as any other relevant equitable considerations.

(b)    Allocation of Relative Fault. Solely for purposes of determining relative fault pursuant to this Section 4.07: (i) any fault associated with the Spinco Liabilities shall be deemed to be the fault of Spinco and the other members of the Spinco Group, and no such fault shall be deemed to be the fault of any Pluto Indemnitee; and (ii) any fault associated with the Pluto Liabilities shall be deemed to be the fault of Pluto and the other members of the Pluto Group, and no such fault shall be deemed to be the fault of any Spinco Indemnitee.

Section 4.08.    Covenant Not to Sue.

Each Party hereby covenants and agrees that none of it, the members of such Party’s Group or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that: (a) the assumption of any Spinco Liabilities by Spinco or a member of the Spinco Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; (b) the assumption or retention of any Pluto Liabilities by Pluto or a member of the Pluto Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; or (c) the provisions of this Article IV are void or unenforceable for any reason.

Section 4.09.    Exclusivity.

From and after the Distribution Time, recovery pursuant to this Article IV shall constitute the Parties’ sole and exclusive remedy for any and all Losses relating to or arising from this Agreement and the transactions contemplated hereby, and each Party hereby waives and releases, to the fullest extent permitted by applicable Law, any and all other rights, remedies, claims and causes of action (including rights of contributions, if any), whether in contract, tort or otherwise, known or unknown, foreseen or unforeseen, which exist or may arise in the future, arising under or based upon any federal, state, local or foreign Law that any Party may have against the other Party in respect of any breach of this Agreement; provided, however, that the foregoing shall not deny (a) any Party equitable remedies (including injunctive relief or specific performance) when any such remedy is otherwise available under this Agreement or applicable Law or (b) any Party or its Affiliates any remedies under the Business Combination Agreement or any Ancillary Agreement, and the foregoing shall not interfere with or impede the resolution of disputes pursuant to Section 2.16.

Section 4.10.    Survival of Indemnities.

The indemnity and contribution provisions contained in this Article IV shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee, and (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification hereunder. The rights and obligations of each of Pluto and Spinco and their respective Indemnitees under this Article IV shall survive the merger or consolidation of any Party, the sale or other transfer by any Party of any Assets or businesses or the assignment by it of any Liabilities, or the change of form or change of control of any Party. Notwithstanding anything to the contrary herein, no claim for indemnification under Section 4.02(f) or 4.03(f) may be made following the termination of the applicable survival period set forth in Section 11.1 of the Business Combination Agreement; provided that, in the event notice of any claim for indemnification under Section 4.02(f) or 4.03(f) shall have been given within the applicable survival period set forth in Section 11.1 of the Business Combination Agreement, the representations and warranties that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved.

Section 4.11.    Special Damages.

NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT TO THE CONTRARY, IN NO EVENT WILL EITHER PARTY OR ANY OF ITS GROUP MEMBERS BE LIABLE FOR ANY SPECIAL, INCIDENTAL OR PUNITIVE DAMAGES, LOST PROFITS SUFFERED OR SIMILAR ITEMS (INCLUDING LOSS OF REVENUE, INCOME OR PROFITS, DIMINUTION OF VALUE OR LOSS OF BUSINESS REPUTATION OR OPPORTUNITY), OR DAMAGES CALCULATED ON MULTIPLES OF EARNINGS OR OTHER METRIC APPROACHES, BY AN INDEMNITEE, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, IN CONNECTION WITH ANY DAMAGES ARISING HEREUNDER OR THEREUNDER; PROVIDED, HOWEVER, THAT TO THE EXTENT AN INDEMNITEE IS REQUIRED TO PAY ANY SPECIAL, INCIDENTAL, OR PUNITIVE DAMAGES, LOST PROFITS OR SIMILAR ITEMS, OR DAMAGES CALCULATED ON MULTIPLES OF EARNING OR OTHER METRIC APPROACHES TO A PERSON WHO IS NOT A MEMBER OF EITHER GROUP IN CONNECTION WITH A THIRD-PARTY CLAIM, SUCH DAMAGES WILL CONSTITUTE DIRECT DAMAGES AND NOT BE SUBJECT TO THE LIMITATION SET FORTH IN THIS SECTION 4.11.

ARTICLE V

CERTAIN BUSINESS MATTERS

Section 5.01.    No Use of Certain Names: Transitional Licenses; Right of First Negotiation.

(a)    Retained Names. Following the Distribution Time, except as set forth in any Ancillary Agreement, the Spinco Group shall, as soon as practicable, but in no event later than ninety (90) days following the Distribution Time, (i) cease to use any Retained Names and hold themselves out as having any affiliation with the Pluto Group, and (ii) strike over, or otherwise obliterate all Retained Names from the Spinco Assets and all Assets and other materials owned by the Spinco Group, including any sales and product literature, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, Software and other materials and systems; provided that, for a period of three (3) years following the Distribution Time, the Spinco Group shall receive a non-exclusive, non-assignable, royalty-free license to use such Retained Names (A) with respect to any inventory of products in the Spinco Group’s possession as of the Distribution Time until such inventory is depleted and (B) with respect to any products for which such Retained Names are required to be used under a Regulatory Approval, until the use of such Retained Names is no longer required under a Regulatory Approval and Spinco shall coordinate with Pluto and take such steps reasonably necessary to obtain or change the applicable Regulatory Approval to ensure that the use of such Retained Names is no longer required; provided, further, that, with respect to the foregoing (B), if the Spinco Group has been diligent in its efforts to transition from one or more Retained Names to different Trademarks, but due to circumstances outside the Spinco Group’s reasonable control, the Spinco Group will not be able to so transition by expiration of the three (3)-year period, the Spinco Group may extend such period with respect to such Retained Names for up to two (2) additional periods of twelve (12) months each so long as the Spinco Group remains diligent with respect to such transition during such extension and upon Pluto’s request, provides written notice of the need for any such extension. Any use by the Spinco Group of any of the Retained Names as permitted in this Section 5.01(a) is subject to their use of the Retained Names in the same form and manner, and with standards of quality, of that in effect for the Retained Names as of the Distribution Time. The Spinco Group shall not use the Retained Names in a manner that may reflect negatively on such name and marks or on Pluto or any of its Affiliates. If Pluto determines, in its reasonable judgment, that any of the Spinco Group has failed to comply with the foregoing terms and conditions or otherwise fails to comply with any reasonable direction of Pluto or any of its Affiliates in relation to the use of the Retained Names, it shall promptly provide written notice to Spinco, and the applicable members of the Spinco Group shall have sixty (60) days to cure such breach. If such breach has not been cured after sixty (60) days, Pluto shall have the right to terminate the foregoing license. Spinco shall indemnify and hold harmless Pluto and its Affiliates for any Losses arising from or relating to the use by the Spinco Group of the Retained Names pursuant to this Section 5.01(a).

(b)    Transitional Names. Following the Distribution Time, except as set forth in any Ancillary Agreement, the Pluto Group shall, as soon as practicable, but in no event later than ninety (90) days following the Distribution Time, (i) cease to use any Transitional Names and hold themselves out as having any affiliation with the Spinco Group, and (ii) strike over, or otherwise obliterate all Transitional Names from the Pluto Assets and all assets and other materials owned by the Pluto Group, including any sales and product literature, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, Software and other materials and systems; provided that, for a period of three (3) years following the Distribution Time, the Pluto Group shall receive a non-exclusive, non-assignable, royalty-free license to use such Transitional Names (A) with respect to any inventory of products in the Pluto Group’s possession as of the Distribution Time, until such inventory is depleted and (B) with respect to any products for which such Transitional Names are required to be used under a Regulatory Approval, until the use of such Transitional Names is no longer required under a Regulatory Approval and Pluto shall coordinate with Spinco and take such steps reasonably necessary to obtain or change the applicable Regulatory Approval to ensure that the use of such Transitional Names is no longer required; provided further that, with respect to the foregoing (B), if the Pluto Group has been diligent in its efforts to transition from one or more Transitional Names to different Trademarks, but due to circumstances outside the Pluto Group’s reasonable control, the Pluto Group will not be able to so transition by expiration of the three (3) year period, the Pluto Group may extend such period with respect to such Transitional Names for up to two (2) additional periods of twelve (12) months each so long as the Pluto Group remains diligent with respect to such transition during such extension and upon Spinco’s request, provides written notice of the need for any such extension. Any use by the Pluto Group of any of the Transitional Names as permitted in this Section 5.01(b) is subject to their use of the Transitional Names in the same form and manner, and with standards of quality, of that in effect for the Transitional Names as of the Distribution Time. The Pluto Group shall not use the Transitional Names in a manner that may reflect negatively on such name and marks or on Spinco or any of its Affiliates. If Spinco determines, in its reasonable judgment, that any of the Pluto Group has failed to comply with the foregoing terms and conditions or otherwise fails to comply with any reasonable direction of Spinco or any of its Affiliates in relation to the use of the Transitional Names, it shall promptly provide written notice to Pluto, and the applicable members of the Pluto Group shall have sixty (60) days to cure such breach. If such breach has not been cured after sixty (60) days, Spinco shall have the right to terminate the foregoing license. Pluto shall indemnify and hold harmless the Spinco Group and its Affiliates for any Losses arising from or relating to the use by the Pluto Group of the Transitional Names pursuant to this Section 5.01(b).

(c)    Right of First Negotiation. From the Distribution Time until the third (3rd) anniversary of the Distribution Time, Pluto agrees that, prior to providing (or discussing or negotiating with any Third Party to provide) a license to a Third Party to market and distribute a Specified Pluto Product as an authorized generic pharmaceutical product in a particular country (other than in connection with the resolution or settlement of a Third Party claim for infringement of Intellectual Property), Pluto shall provide Spinco with written notice that it is contemplating providing such a license. During the 90 days following the date of such notice (the “Exclusivity Period”), Spinco shall have the exclusive right to negotiate with Pluto on the terms and conditions under which Pluto would provide such license to Spinco (it being understood that neither Pluto nor Spinco shall be under any obligation to agree to enter into such license). Within 30 days of the date of such notice, Spinco shall notify Pluto in writing whether Spinco is interested in acquiring a license from Pluto to market and distribute the Specified Pluto Product as an authorized generic pharmaceutical product in such country. If Spinco does not notify Pluto in writing that it is interested in acquiring such a license within such 30-day period, Spinco will be deemed to not be interested in acquiring such a license, and the Exclusivity Period shall immediately expire. During the Exclusivity Period, Pluto shall negotiate in good faith with Spinco (and shall not negotiate with any Third Party) for any such license in such country. Following the Exclusivity Period, if Pluto has complied with its obligations set forth in the immediately preceding sentence, Pluto shall be free to enter into discussions, negotiations and/or agreement with any Third Party in connection with such license. Once the right of first negotiation under this Section 5.01(c) has applied in respect of any Specified Pluto Product in any country, this Section 5.01(c) shall not longer apply with respect to such Specified Pluto Product in such country.

ARTICLE VI

EXCHANGE OF INFORMATION; CONFIDENTIALITY

Section 6.01.    Agreement for Exchange of Information; Archives.

(a)    From and after the Distribution Time until the fifth (5th) anniversary of the Distribution Time, each Party, on behalf of itself and each member of its Group, agrees to use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the other Party and the members of the other Party’s Group, as soon as reasonably practicable after written request therefor, any Information (or a copy thereof) in the possession or under the control of either Party or any member of its Group to the extent that (i) such Information relates to the Spinco Business or any Spinco Asset or Spinco Liability (if Spinco is the requesting Party), or relates to the Pluto Business or any Pluto Asset or Pluto Liability (if

Pluto is the requesting Party); (ii) such Information is reasonably required by the requesting Party to comply with any obligation imposed on the requesting Party under applicable Laws or by a Governmental Authority or securities exchange having jurisdiction over the requesting Party (other than in connection with a Dispute or other claim that one Party or any member of its Group has against the other Party or any member of its Group); or (iii) such Information is reasonably required by the requesting Party to comply with its obligations under this Agreement or any Ancillary Agreement (other than in connection with a Dispute or other claim that one Party or any member of its Group has against the other Party or any member of its Group). The Party providing Information pursuant to this Section 6.01(a) shall only be obligated to provide such Information in the form, condition and format in which it then exists, and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such Information, and nothing in this Section 6.01(a) shall expand the obligations of the Parties under Section 6.04.

(b)    Any provision of Information or provision of access to Information pursuant to Section 6.01(a) shall be subject to (i) appropriate restrictions for proprietary, privileged or confidential information or (ii) the requirements of any applicable Law. Such provision and access shall be provided only insofar as they are requested for a reason described in Section 6.01(a).

(c)    From and after the Distribution Time until the fifth (5th) anniversary of the Distribution Time, without limiting the Parties’ rights and obligations in Section 6.01 hereof, each Party shall (i) maintain in effect at its own cost and expense adequate systems and controls necessary to enable the Persons in the other Group to satisfy their respective reporting, accounting, audit and other obligations of which the first Group is aware, and (ii) provide, or cause to be provided, to the other Party (in such form as the providing Party retains such Information for its own use) all financial and other data and Information in such Party’s possession or control as such requesting Party determines necessary or advisable in order to prepare its financial statements and reports or filings with any Governmental Authority.

(d)    From and after the Distribution Time until the fifth (5th) anniversary of the Distribution Time, without limiting the Parties’ rights and obligations in Section 6.01, upon reasonable written notice, the Parties shall furnish or cause to be furnished to each other and their employees, counsel, auditors and representatives reasonable access, during regular business hours (as in effect from time to time), to such Information and assistance relating to the Spinco Business, the Spinco Assets, the Spinco Liabilities, the Pluto Business, the Pluto Assets and the Pluto Liabilities as is required by applicable Law, including Section 404 of the Sarbanes-Oxley Act of 2002, or is reasonably necessary for financial reporting and accounting matters (including with respect to the preparation of any financial statements), letters of representation, reports or forms. Each Party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 6.01. Neither Party shall be required by this Section 6.01(d) to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations.

(e)    In the event any Party reasonably determines that any such provision of Information could be commercially detrimental, require any consent that such Party does not have, violate any Law or Contract, or result in the waiver any Privilege, the Parties shall, and shall cause each other member of their respective Groups to, take all commercially reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

(f)    Each of Pluto and Spinco agrees that it will only process Personal Data provided to it by the members of the other Group in accordance with all applicable privacy and data protection Laws and will implement and maintain at all times appropriate technical and organizational measures to protect such Personal Data against unauthorized or unlawful processing and accidental loss, destruction, damage, alteration and disclosure. In addition, each Party agrees to abide by privacy and data protection Laws affecting the disclosure of such Personal Data to the other Party and will not knowingly process such Personal Data in such a way as to cause the other Party to violate any applicable privacy and data protection Laws.

Section 6.02.    Ownership of Information.

The provision of any Information pursuant to this Article VI shall not affect the ownership of such Information (which shall be determined solely in accordance with the terms of this Agreement and the Ancillary Agreement), and shall not be construed as granting or conferring any right, title or interest (whether by license or otherwise) in, to or under any such Information.

Section 6.03.    Compensation for Providing Information.

The Party requesting access to Information agrees to reimburse the other Party for the reasonable costs of providing or making available such Information and to pay any applicable fees in connection therewith, in each case as may be set forth in the applicable Transition Services Agreement or, if not set forth in the applicable Transition Services Agreement, calculated in a manner that is consistent with the fees set forth for substantially similar services in such Transition Services Agreement.

Section 6.04.    Record Retention.

(a)    The Parties agree and acknowledge that it is not practicable to separate all Tangible Information belonging to the Parties, and that following the Distribution Time, each Party will have some of the Tangible Information of the other Party stored at internal or Third Party records storage locations (each, a “Records Facility”). Tangible Information held in a Records Facility maintained or arranged for by the Party other than the Party that owns such Tangible Information is referred to as “Stored Records.” The Party that maintains the Records Facility where Stored Records are held is referred to as the “Custodial Party” and the Party that owns the Stored Records held in the other Party’s Records Facility is referred to as the “Non-Custodial Party.”

(b)    Each Party shall use commercially reasonable efforts: (i) to maintain the Stored Records as to which it is the Custodial Party in accordance with its regular records retention policies and procedures and the terms of this Section 6.04; and (ii) to comply with the requirements of any “litigation hold” that relates to Stored Records as to which it is the Custodial Party that relate to (x) any Action that is pending as of the Distribution Time or (y) any Action that arises or becomes threatened or reasonably anticipated after the Distribution Time as to which the Custodial Party has received a Notice of the applicable “litigation hold” from the Non-Custodial Party.

(c)    Notwithstanding the foregoing, to the extent such Tangible Information relates to Environmental Liabilities, such retention period shall be extended to the expiration of the applicable statute of limitations (giving effect to any extensions thereof).

Section 6.05.    Limitations of Liability. Except as otherwise provided in this Article VI or required by applicable Law, in the absence of gross negligence, fraud or willful misconduct by the Party requested to provide such Information, no Party shall have any Liability to any other Party in the event that any Information exchanged or provided pursuant to this Agreement is found to be inaccurate. No Party shall have any Liability to any other Party if any Information is destroyed after commercially reasonable efforts by such Party to comply with the provisions of Section 6.04.

Section 6.06.    Other Agreements Providing for Exchange of Information.

(a)    The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention, rights to use, or confidential treatment of Information set forth in the Business Combination Agreement or any Ancillary Agreement.

(b)    Any Party that receives, pursuant to a request for Information in accordance with this Article VI, Tangible Information that is not relevant to its request shall (i) return it to the providing Party or, at the providing Party’s request, destroy such Tangible Information; and (ii) deliver to the providing Party written confirmation that such Tangible Information was returned or destroyed, as the case may be, which confirmation shall be signed by an authorized representative of the requesting Party.

(c)    When any Tangible Information provided by one Party to the other Party (other than Tangible Information provided pursuant to Section 6.04) is no longer needed for the purposes contemplated by this Agreement, the Business Combination Agreement or any Ancillary Agreement or is no longer required to be retained by applicable Law, the receiving Party shall promptly, at the request of the other Party, either return to the other Party all Tangible Information in the form in which it was originally provided (including all copies thereof and all notes, extracts or summaries based thereon) or, if the providing Party has requested that the other Party destroy such Tangible Information, destroy such Tangible Information and certify to the other Party that it has done so (and such copies thereof and such notes, extracts or summaries based thereon); provided that this obligation to return or destroy such Tangible Information shall not apply to any Tangible Information solely related to the receiving Party’s business, Assets, Liabilities, operations or activities.

Section 6.07.    Production of Witnesses; Records; Cooperation.

(a)    After the Distribution Time, except in the case of any Action involving or relating to a conflict or dispute between any member of the Pluto Group, on the one hand, and any member of the Spinco Group, on the other hand, each Party will use its commercially reasonable efforts to make available to each other Party, upon written request, the then current directors, officers, employees, other personnel and agents of the members in its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party (or member of its Group) may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all costs and expenses in connection therewith.

(b)    If an Indemnifying Party or Indemnitee chooses to defend or to seek to compromise or settle any Third-Party Claim, the other Party shall make available to such Indemnifying Party or Indemnitee, as applicable, upon written request, its then current directors, officers, employees, other personnel and agents of the Persons in its respective Group as witnesses and any information within its control or possession, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise reasonably cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

(c)    Without limiting the foregoing, the Parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions in which indemnification is or may reasonably be expected to be sought.

(d)    Without limiting any provision of this Section 6.07 and subject to the terms of any Ancillary Agreement, each of the Parties agrees to cooperate, and to cause each member of its respective Group to cooperate, with each other in the defense of any infringement or similar claim with respect any Intellectual Property and shall not claim to acknowledge, or permit any member of its respective Group to claim to acknowledge, the validity or infringing use of any Intellectual Property of a third Person in a manner that would hamper or undermine the defense of such infringement or similar claim.

(e)    The obligation of the Parties to provide witnesses pursuant to this Section 6.07 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses employees and other officers without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 6.07(a)).

Section 6.08.    Confidentiality.

(a)    Subject to Section 6.10, from and after the Distribution Time, during the term of this Agreement and any Ancillary Agreement and for a period of five (5) years thereafter, each of Pluto and Spinco, on behalf of itself and each member of its respective Group, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, at a standard of care no less than that used for its own similar Information (and in any event no less than a reasonable standard of care), all confidential and proprietary Information concerning the other Party or any member of the other Party’s Group or their respective businesses that is either in its possession (including confidential and proprietary Information in its possession prior to the date hereof) or furnished by any such other Party or any member of such Party’s Group or their respective Representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, and shall not disclose any such confidential and proprietary Information other than to such Party’s Group or their Representatives, and shall not use any such confidential and proprietary Information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such confidential and proprietary Information: (i) is or becomes a part of the public domain or generally available to the public, other than as a result of a disclosure by such Party or any member of such Party’s Group or any of their respective Representatives in violation of this Agreement, (ii) becomes available to such Party (or any member of such Party’s Group) from other sources, which sources are not known by such Party to be bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary Information or (iii) is independently developed or generated without reference to or use of any confidential and proprietary Information of the other Party or any member of such Party’s Group; provided that such independent development can be demonstrated by competent, contemporaneous written records of the receiving Party or any other Person in its respective Group. If any confidential and proprietary Information of one Party or any member of its Group is disclosed to the other Party or any member of such other Party’s Group in connection with providing services to such first Party or any member of such first Party’s Group under this Agreement or any Ancillary Agreement, then such disclosed confidential and proprietary Information shall be used only as required to perform such services.

(b)    Each Party acknowledges that it and the other members of its Group may presently have and, following the Distribution Time, may gain access to or possession of confidential or proprietary Information of, or legally protected Personal Data relating to, Third Parties (i) that was received under privacy policies and/or confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other Party or members of such other Party’s Group, on the other hand, prior to the Distribution Time; or (ii) that, as between the Parties, was originally collected by the other Party or members of such other Party’s Group and that may be subject to and protected by privacy policies, as well as privacy, data protection or other applicable Laws. Each Party agrees that it shall hold, protect and use, and shall cause the members of its Group and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary Information of, or legally protected Personal Data relating to, Third Parties in accordance with privacy policies and privacy, data protection or other applicable Laws and the terms of any agreements that were either entered into before the Distribution Time or affirmative commitments or representations that were made before the Distribution Time by, between or among the other Party or members of the other Party’s Group, on the one hand, and such Third Parties, on the other hand.

(c)    Upon the written request of a Party, the other Party shall promptly destroy any copies of such confidential or proprietary Information (including any extracts therefrom) specifically identified by the requesting Party to be destroyed. Upon the written request of such requesting Party, the other Party shall cause one of its duly authorized officers to certify in writing to such requesting Party that the requirements of the preceding sentence have been satisfied in full; provided, however, the obligation to return or destroy such confidential and proprietary Information shall not cover confidential and proprietary Information that is maintained on routine computer system backup tapes, disks or other backup storage devices as long as such backed-up Information is not used, disclosed or otherwise recovered from such back-up devices; provided, further, however, that any confidential and proprietary Information so retained shall continue, in each case, to be held confidentially as provided in this Section 6.08.

(d)    Notwithstanding anything to the contrary in this Article VI, (i) to the extent that an Ancillary Agreement or other Contract pursuant to which a Party or another Person in its respective Group is bound or its confidential and proprietary Information is subject provides that certain Information shall be confidentially maintained on a basis that is more protective of such Information or for a longer period of time than provided for herein, then the applicable provisions contained in such Ancillary Agreement or other Contract shall control with respect thereto and (ii) a Party and the applicable members of its respective Group shall have no right to use any Information of the disclosing Party unless otherwise provided for in this Agreement, an Ancillary Agreement or a Contract between the Parties or a member of its respective Group.

Section 6.09.    Protective Arrangements.

In the event that a Party or any member of its Group either determines on the advice of its counsel that it is required to disclose any information of the other Party pursuant to applicable Law or receives any request or demand from any Governmental Authority or securities exchange to disclose or provide information of the other Party (or any member of the other Party’s Group) that is subject to the confidentiality provisions hereof, such Party shall, to the extent legally permissible, notify the other Party as promptly as practicable under the circumstances prior to disclosing or providing such information and shall cooperate, at the expense of the other Party, in seeking an appropriate protective order and other protective arrangement (including by using its commercially reasonable efforts to ensure that confidential treatment is accorded such information) requested by such other Party. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide information to the extent required by such Law (as so advised by its counsel) or requested or required by such Governmental Authority or securities exchange, and the disclosing Party shall promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent legally permitted.

Section 6.10.    Privileged Information.

(a)    Each Party recognizes that it and members of its Group possess and will possess Privileged Information. The Parties agree:

(i)    Pluto shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Pluto Business and not to the Spinco Business, whether or not the Privileged Information is in the possession or under the control of any member of the Pluto Group or any member of the Spinco Group. Pluto shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Pluto Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the Pluto Group or any member of the Spinco Group;

(ii)    Spinco shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Spinco Business and not to the Pluto Business, whether or not the Privileged Information is in the possession or under the control of any member of the Spinco Group or any member of the Pluto Group. Spinco shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Spinco Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the Spinco Group or any member of the Pluto Group; and

(iii)    the Parties shall be jointly entitled to the Privilege with respect to all other Privileged Information, and, subject to the remaining provisions of this Section 6.10, each Party shall be entitled, in perpetuity, to maintain, preserve and assert for its own benefit all such Privileged Information, and shall not knowingly waive or compromise any Privilege associated with such Privileged Information without the prior written consent of the other Party.

(b)    If the Parties do not agree as to whether certain information is Privileged Information, then such information shall be treated as Privileged Information, and the Party that believes that such information is Privileged Information shall be entitled to control the assertion or waiver of all Privileges in connection with any such information unless the Parties otherwise agree. The Parties shall use the procedures set forth in Article VII to resolve any disputes as to whether any information relates solely to the Pluto Business, solely to the Spinco Business, or to both the Pluto Business and the Spinco Business.

(c)    If any Dispute arises between the Parties or any members of their respective Group regarding whether a Privilege should be waived to protect or advance the interests of either Party and/or any member of their respective Group, each Party agrees that it shall (i) negotiate with the other Party in good faith; (ii) endeavor to minimize any prejudice to the rights of the other Party; and (iii) not unreasonably withhold consent to any request for waiver by the other Party. Further, each Party specifically agrees that it shall not withhold its consent to the waiver of a Privilege for any purpose except in good faith to protect its own legitimate interests.

(d)    In the event of any adversarial Action or Dispute between Pluto and Spinco, or any members of their respective Groups, either Party may waive a Privilege in which the other Party or member of such other Party’s Group has a shared Privilege, without obtaining consent pursuant to Section 6.10(c); provided that such waiver of a shared Privilege shall be effective only as to the use of information with respect to the Action between the Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared Privilege with respect to any Third Party.

(e)    Upon receipt by either Party, or by any member of its respective Group, of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Privileged Information subject to a shared Privilege or as to which another Party has the sole right hereunder to assert a Privilege, or if either Party obtains knowledge that any of its, or any member of its respective Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party of the existence of the request (which notice shall be delivered to such other Party no later than five (5) Business Days following the receipt of any such subpoena, discovery or other request) and shall provide the other Party a reasonable opportunity to review the Privileged Information and to assert any rights it or they may have under this Section 6.10 or otherwise to prevent the production or disclosure of such Privileged Information.

(f)    Any furnishing of, or access or transfer of, any information pursuant to this Agreement (including any transfer of Information or any agreement by a Party to permit the other Party to obtain information) are made in reliance on the agreement of the Parties set forth in Section 6.08, Section 6.09 and this Section 6.10, including their agreement to maintain the confidentiality of Privileged Information and to assert and maintain all applicable Privileges. The Parties agree that their respective rights to any access to information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of Privileged Information between the Parties and members of their respective Groups pursuant to this Agreement, shall not be deemed a waiver of any Privilege that has been or may be asserted under this Agreement or otherwise.

(g)    In connection with any matter contemplated by Section 6.08, Section 6.09 and this Section 6.10, the Parties agree to, and shall cause the applicable members of their Group to, use commercially reasonable efforts to maintain their respective separate and joint Privileges, including by executing a mutually acceptable joint defense agreement and/or common interest agreements where necessary or useful for this purpose.

Section 6.11.    Tax Matters.

In the case of any conflict or inconsistency between this Article VI and the Tax Matters Agreement, the Tax Matters Agreement shall prevail.

ARTICLE VII

DISPUTE RESOLUTION

Section 7.01.    Disputes.

Except as otherwise specifically provided in any Ancillary Agreement and subject to Section 10.09, the procedures for discussion, negotiation and mediation set forth in this Article VII shall apply to all disputes, controversies or claims (whether arising in contract, tort or otherwise) arising out of, relating to, or in connection with this Agreement or any Ancillary Agreement or any Additional Transfer Document, or the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby on or prior to the Distribution Time, including the Contribution (but not including the Business Combination Agreement or the Combination)), or the commercial or economic relationship of the Parties relating hereto or thereto, between or among any member of the Pluto Group, on the one hand, and any member of the Spinco Group, on the other hand (any such dispute, controversies, or claims, a “Dispute”). Any indemnification, limitations on remedies, and limitations on liabilities expressly set forth in the Business Combination Agreement or any Ancillary Agreements shall be governed by such express provisions and not by this Article VII.

Section 7.02.    Escalation; Mediation.

(a)    It is the intent of the Parties to use their respective commercially reasonable efforts to resolve expeditiously any Dispute that may arise from time to time on a mutually acceptable negotiated basis. In furtherance of the foregoing, any Party involved in a Dispute with respect to such matters (except as otherwise specifically provided in any Ancillary Agreement) may deliver a notice (an “Escalation Notice”) demanding a meeting involving representatives of the Parties at a senior level of management of the Parties (or if the Parties agree, of the appropriate strategic business unit or division within such entity). A copy of any such Escalation Notice shall be given to the General Counsel, or like officer or official, of each Party involved in the Dispute (which copy shall state that it is an Escalation Notice pursuant to this Agreement). Any agenda, location or procedures for such discussions or negotiations between the Parties may be established by the Parties from time to time; provided, however, that the Parties shall use their commercially reasonable efforts to meet within thirty (30) days of the Escalation Notice.

(b)    If the Parties are not able to resolve the Dispute (except any Dispute relating to Environmental Liabilities, which are addressed in Section 7.02(c) below) through the escalation process set forth in Section 7.02(a) within thirty (30) days of the Escalation Notice for such Dispute or one Party reasonably concludes that the other Party is not willing to use commercially reasonable efforts to resolve expeditiously such Dispute, then each Party shall have the right to refer the Dispute to mediation by providing written notice to the other Party. If either Party refers the Dispute to mediation pursuant to the prior sentence, then the Parties shall retain a mediator to aid the Parties in their discussions and negotiations by informally providing advice to the Parties. Unless mutually agreed by the Parties in writing, any opinion expressed or delivered by the mediator shall be strictly advisory and shall not be binding on the Parties, nor shall any opinion expressed or delivered by the mediator be admissible in any other proceeding. The mediator may be chosen from a list of mediators previously selected by the Parties or by other agreement of the Parties. If a mediator cannot be agreed upon by the Parties within ten (10) days of a Party providing written notice of mediation pursuant to the first sentence of this Section 7.02(b), then each Party shall nominate a mediator, and those two (2) mediators will select a third (3rd) mediator who shall act as the mediator for such Dispute. Costs of the mediation shall be borne equally by the Parties involved in the matter, except that each Party shall be responsible for its own expenses. Mediation shall be a prerequisite to the commencement of any action by either Party; provided that no Party shall be required to engage in more than 90 days of mediation prior to commencing an action.

(c)    If the Parties are not able to resolve any Dispute relating to Environmental Liabilities through the escalation process set forth in Section 7.02(a) within thirty (30) days of the Escalation Notice for such Dispute, then either Party shall have the right to refer the Dispute to mediation by providing written notice to the other Party. If either Party refers the Dispute to mediation pursuant to the prior sentence, then the Parties shall retain a mediator with expertise in matters in Dispute, such as (to the extent the matters in Dispute are technical in nature) a Third Party environmental consultant or other independent person with specific technical expertise in the general subject matter involved in the Dispute, to aid the Parties in their discussions and negotiations. Such mediator shall provide informal advice to the Parties and, if requested by both Parties, shall also provide a written opinion letter or report summarizing the matter in Dispute, identifying any significant assumptions or informational gaps underlying that summary, and setting forth the conclusions and recommendations of the mediator, including, if applicable, a proposed apportionment of liability. Unless mutually agreed by the Parties in writing, any opinion expressed or delivered by the mediator shall be strictly advisory and shall not be binding on the Parties, nor shall any opinion expressed or delivered by the mediator be admissible in any other proceeding. The mediator may be chosen from a list of experts previously selected by the Parties or by other agreement of the Parties. If a mediator cannot be agreed upon by the Parties within ten (10) days of a Party providing written notice of mediation pursuant to the first sentence of this Section 7.02(c), then each Party shall nominate a mediator, and those two (2) mediators will select a third (3rd) mediator who shall act as the mediator for such Dispute. Costs of the mediation, including any investigation, data-gathering or sampling recommended or performed by the mediator, shall be borne equally by the Parties involved in the matter, except that each Party shall be responsible for its own expenses. Mediation shall be a prerequisite to the commencement of any action by either Party; provided that no Party shall be required to engage in more than 90 days of mediation prior to commencing an action.

Section 7.03.    Court Actions.

In the event that any Party, after complying with the provisions set forth in Section 7.02 above, desires to commence an Action, such Party, subject to Section 10.04, may submit the Dispute (or such series of related Disputes) to any court of competent jurisdiction as set forth in Section 10.04.

Section 7.04.    Conduct During Dispute Resolution Process.

Unless otherwise agreed in writing, the Parties shall, and shall cause their respective members of their Group to, continue to honor all commitments under this Agreement and each Ancillary Agreement to the extent required by such agreements during the course of dispute resolution pursuant to the provisions of this Article VII, unless such commitments are the specific subject of the Dispute at issue.

ARTICLE VIII

FURTHER ASSURANCES

Section 8.01.    Further Assurances.

(a)    In addition to the actions specifically provided for elsewhere in this Agreement, but subject to the terms and conditions set forth in this Agreement, each of the Parties will cooperate with each other and shall use its (and will cause its respective Subsidiaries and Affiliates to use) commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement, the Ancillary Agreements and the Local Separation Agreements.

(b)    Without limiting the foregoing, each Party shall, and shall cause any member of its Group to, cooperate with the other Party and any member of the other Party’s Group, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer (including any Additional Transfer Documents), and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture, order, decree, financial assurance (including letter of credit) or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by such other Party from time to time, consistent with the terms of this Agreement, including the Internal Reorganization Plan, in order to effectuate the provisions and purposes of this Agreement, the Ancillary Agreements, the Additional Transfer Documents, the transfers of the Spinco Assets and the Pluto Assets and the assignment and assumption of the Spinco Liabilities, and the Pluto Liabilities and the other transactions contemplated hereby and thereby. Except as otherwise specifically provided in this Agreement or in any Ancillary Agreement and without limiting the foregoing and Section 2.10, in the event that, after the Distribution Time, any member of a Group shall receive or otherwise possess any Asset or be liable for any Liability that is allocated to a member of the other Group pursuant to this Agreement or any Ancillary Agreement (a “Misallocation”), such first Person shall promptly transfer or assign, or cause to be transferred or assigned, such Asset or Liability to the Person entitled thereto or obligated with respect thereto, and such second Person shall accept such Asset or assume such Liability, in each case without the payment of any further consideration. Notwithstanding anything the foregoing in this Section 8.01, after the date that is twenty-four (24) months after the Distribution Date, neither Party nor any member of its Group shall be required to take any action pursuant to Section 8.01(a) or this Section 8.01(b) unless such action has been requested by the other Party prior to such date, in which case neither Party nor any member of its Group shall be required to take such action pursuant to Section 8.01(a) or this Section 8.01(b) after the date that is five (5) years after the Distribution Date.

(c)    On or prior to the Distribution Time, Pluto and Spinco, each in their respective capacities as direct and indirect stockholders of the members of their Group, shall each ratify any actions that are reasonably necessary or desirable to be taken by Pluto, Spinco or any members of their respective Groups, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

ARTICLE IX

TERMINATION

Section 9.01.    Termination.

This Agreement shall terminate immediately upon termination of the Business Combination Agreement, if the Business Combination Agreement is terminated in accordance with its terms prior to the Distribution Time. Except for a termination described in the immediately preceding sentence, this Agreement may not be terminated except as set forth in the Business Combination Agreement. After the Distribution Time, this Agreement may not be terminated except by an agreement in writing signed by a duly authorized officer of each of Pluto and Spinco. In the event of any termination of this Agreement, no Party (or any of its directors, officers, members or managers) shall have any Liability or further obligation to any other Party by reason of this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.01.    Survival of Covenants.

Except as expressly set forth in this Agreement, any Ancillary Agreement or the Business Combination Agreement, the covenants contained in this Agreement and each Ancillary Agreement, indemnification obligations and liability for the breach of any obligations contained herein or therein, shall survive the Distribution Time and the other transactions contemplated by this Agreement shall remain in full force and effect in accordance with their terms.

Section 10.02.    Notices.

All notices and other communications among the Parties and Utah shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the national mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other internationally recognized overnight delivery service or (d) when delivered by facsimile (solely if receipt is confirmed) or email (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), addressed as follows:

If to Pluto, to:

Pfizer Inc.

235 East 42nd Street

New York, New York 10017

Attention:	Douglas M. Lankler
Bryan A. Supran
Facsimile:	(212) 573-0768
Email:	douglas.lankler@pfizer.com
bryan.supran@pfizer.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:	Edward D. Herlihy
David K. Lam
Gordon S. Moodie
Email:	EDHerlihy@WLRK.com
DKLam@WLRK.com
GSMoodie@WLRK.com

If to Spinco to:

Upjohn Inc.

235 East 42nd Street

New York, New York 10017

Attention:	Michael Goettler
Facsimile:	(212) 573-0768
Email:	michael.goettler@pfizer.com

If to Utah, to:

Mylan N.V.

Building 4, Trident Place

Mosquito Way, Hatfield

Hertfordshire, AL109UL, UK

Attention:	Corporate Secretary

with copies (which shall not constitute notice) to:

Mylan

1000 Mylan Boulevard

Canonsburg, PA 15317

Attention:	Brian S. Roman, Global General Counsel
Facsimile:	(724) 514-1871
Email:	Brian.Roman@mylanlabs.com

Cravath, Swaine & Moore LLP

825 8th Ave

New York, New York 10019

Attention:	Mark I. Greene
Thomas E. Dunn
Aaron M. Gruber
Email:	mgreene@cravath.com
tdunn@cravath.com
agruber@cravath.com

or to such other address or addresses as the Parties and Utah may from time to time designate in writing by like notice.

Section 10.03.    Amendments and Waivers.

No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification. In addition, prior to the Distribution Date, any such waiver, amendment, supplementation or modification shall be subject to the prior written consent of Utah.

Section 10.04.    Governing Law Jurisdiction; WAIVER OF JURY TRIAL.

(a)    This Agreement and, unless expressly provided therein, each Ancillary Agreement and all Actions (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement and each Ancillary Agreement, as applicable, or the negotiation, execution or performance hereof or thereof shall be governed by and construed in accordance with the Law of the State of Delaware, without regard to any Laws or principles thereof that would result in the application of the Laws of any other jurisdiction. The Parties expressly waive any right they may have, now or in the future, to demand or seek the application of a governing Law other than the Law of the State of Delaware.

(b)    Subject to the provisions of Article VII, each of the Parties hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, the United States District Court for the

District of Delaware, or, if such court shall not have jurisdiction, the other state courts of the State of Delaware, and any appellate court from any appeal thereof, in any Action arising out of or relating to this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such Action except in such courts, (ii) agrees that any claim in respect of any such Action may be heard and determined in the Court of Chancery of the State of Delaware or, to the extent permitted by Law, in such other courts, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Action in the Court of Chancery of the State of Delaware or such other courts, (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in the Court of Chancery of the State of Delaware or such other courts and (v) consents to service of process in the manner provided for notices in Section 10.02. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING THE SPINCO FINANCING ARRANGEMENTS). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.04(C).

Section 10.05.    Assignment; Parties in Interest.

No Party may assign its rights or delegate its duties under this Agreement without the written consent of the other Parties and, prior to the Distribution Date, Spinco may not assign its rights or delegate its duties under this Agreement without the prior written consent of Utah. Any attempted assignment or delegation in breach of this Section 10.05 shall be null and void. Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any rights or remedies under or by reason of this Agreement, except for the indemnification rights under this Agreement of any Pluto Indemnitee or Spinco Indemnitee in their respective capacities as such (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons); provided that Utah shall be a third party beneficiary of the rights of Utah as expressly set forth in this Agreement and the Ancillary Agreements (which, for the avoidance of doubt, include the right to cause the consummation of the Separation and Distribution if the conditions set forth in Article IX of the Business Combination Agreement (other than the conditions set forth in Section 9.1(b) and Section 9.1(c) and any such conditions that by their nature are to be satisfied at or immediately prior to the Closing, but subject to the satisfaction of such conditions) have been satisfied (or, to the extent permitted by applicable Law, waived).

Section 10.06.    Captions; Counterparts.

The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts (including by electronic or .pdf transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of any signature page by facsimile, electronic or .pdf transmission shall be binding to the same extent as an original signature page.

Section 10.07.    Entire Agreement; Conflicting Agreements.

(a)    This Agreement, the Ancillary Agreements, the Business Combination Agreement, including any related annexes, Exhibits and Schedules, as well as any other agreements and documents referred to herein and therein, shall together constitute the entire agreement between the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby.

(b)    In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail. Subject to Section 4.04(c), in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement, the Ancillary Agreement shall control with respect to the subject matter thereof, and this Agreement shall control with respect to all other matters. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Additional Transfer Document, this Agreement shall control. If a member of the Pluto Group and a member of the Spinco Group are parties to an Additional Transfer Document entered into prior to the Distribution Time, then any transfer, assumption or payment (other than payments for products purchased, services provided or royalties accrued after the Distribution Time) between such entities pursuant to this Agreement or any Ancillary Agreement that is not otherwise between such entities shall be treated as occurring between such entities pursuant to such Additional Transfer Document on the Distribution Date of such Additional Transfer Document.

Section 10.08.    Severability.

If any provision of this Agreement or any Ancillary Agreement, or the application of any provision to any Person or circumstance, is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 10.09.    Specific Performance.

Subject to the provisions of Article VII, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Party who is, or is to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its rights under this Agreement or such Ancillary Agreement without the necessity of proving actual damages or the inadequacy of monetary damages as a remedy, in addition to any other remedy to which such Party is entitled hereunder (unless, in the case of an Ancillary Agreement, such Ancillary Agreement prohibits or otherwise limits any rights to specific performance and injunctive or other equitable relief). The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss hereunder or default herein or breach hereof and that any defense in any Action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties. Notwithstanding the first sentence of this Section 10.09, each Party shall have the right to seek specific performance and injunctive or other equitable relief in respect of its rights under this Agreement or any Ancillary Agreement without regard to the provisions set forth in Article VII if reasonably necessary to avoid jeopardizing or forfeiting its ability to obtain such equitable relief.

Section 10.10.    No Set-Off.

Except as set forth in the Business Combination Agreement or any Ancillary Agreement or as otherwise mutually agreed to in writing by the Parties, neither Party nor any member of its Group shall have any right of set-off or other similar rights with respect to any amount required to be paid under this Agreement or any Ancillary Agreement by such Party or such member of its Group, on the one hand, to the other Party or any member of such other Party’s Group, on the other hand.

Section 10.11.    Late Payments.

Any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within thirty (30) days of the due date therefor pursuant to this Agreement or any Ancillary Agreement shall accrue interest from such due date at a rate per annum equal to the Prime Rate.

Section 10.12.    Expenses.

Except as otherwise specified in this Agreement, the Business Combination Agreement or the Ancillary Agreements, and except as otherwise agreed in writing between the Parties, each

Party and the members of its Group shall each be responsible for their own fees, costs and expenses paid or incurred in connection with the Transactions. The Parties agree that certain specified costs and expenses shall be allocated between the Parties as set forth on Schedule 10.12.

Section 10.13.    Waivers of Default.

Waiver by any Party of any default by the other Party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege. In addition, unless the Business Combination Agreement shall have been terminated in accordance with its terms, as set forth in the Business Combination Agreement, prior to the Distribution Date, any such waiver by Spinco shall be subject to the written consent of Utah.

Section 10.14.    Interpretation.

(a)    Unless the context of this Agreement otherwise requires:

(i)    (A) words of any gender include each other gender and neuter form; (B) words using the singular or plural number also include the plural or singular number, respectively; (C) derivative forms of defined terms will have correlative meanings; (D) the terms “hereof,” “herein,” “hereby,” “hereto,” “herewith,” “hereunder” and derivative or similar words refer to this entire Agreement; (E) the terms “Article,” “Section,” “Annex,” “Exhibit,” “Schedule,” and “Disclosure Schedule” refer to the specified Article, Section, Annex, Exhibit, Schedule or Disclosure Schedule of this Agreement and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the Section or subsection in which the reference occurs; (F) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (G) the word “or” shall be disjunctive but not exclusive; and (H) the word “from” (when used in reference to a period of time) means “from and including” and the word “through” (when used in reference to a period of time) means “through and including”;

(ii)    references to any federal, state, local, or foreign statute or Law shall (A) include all rules and regulations promulgated thereunder and (B) be to that statute or Law as amended, modified or supplemented from time to time; and

(iii)    references to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person succeeding to its functions and capacities.

(b)    The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. The Parties acknowledge that each Party and its attorney has reviewed and participated in the drafting of this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(c)    Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d)    The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(e)    The terms “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(f)    All monetary figures shall be in United States dollars unless otherwise specified.

IN WITNESS WHEREOF, the Parties have caused this Separation and Distribution Agreement to be executed by their duly authorized representatives.

PFIZER INC.

By:	/s/ Albert Bourla
Name:	Albert Bourla
Title:	Chief Executive Officer

UPJOHN INC.

By:	/s/ Michael Goettler
Name:	Michael Goettler
Title:	President